Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and between

HERITAGE-CRYSTAL CLEAN, LLC

and

CHANNEL PES ACQUISITION CO., LLC

Dated as of June 29, 2022

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(continued)

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Exhibit A:	Example Calculation
Exhibit B:	R&W Policy
Exhibit C:	Accounting Principles
Exhibit D:	Form of Escrow Agreement
Exhibit E:	Form of Resignation Letter

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 29, 2022, is made and entered into by and between (a) Heritage-Crystal Clean, LLC, an Indiana limited liability company (“Buyer”), and (b) Channel PES Acquisition Co., LLC, a Delaware limited liability company (“Seller”). Buyer and Seller are sometimes referred to herein, individually, as a “Party” and, together, as the “Parties”.

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock of Patriot Environmental Services, Inc., a California corporation (the “Company”); and

WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer desires to purchase, and Seller desires to sell, all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“280G Stockholder Approval” has the meaning set forth in Section 7.2(d).

“2021 Management Incentive Plan” means the Patriot Environmental Services, Inc. 2021 Management Incentive Plan.

“401(k) Plans” has the meaning set forth in Section 7.2(e).

“Accounting Principles” has meaning set forth in Section 2.4(a).

“Action” means any action, cause of action, charge, demand, claim, lawsuit, legal proceeding, litigation (at law or in equity), arbitration, complaint, audit, notice of violation, citation, summons, subpoena, investigation or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Adjustment Escrow Account” means the adjustment escrow account established by the Escrow Agent pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” means an amount in cash equal to $2,000,000 to be deposited at the Closing in the Adjustment Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” has the meaning set forth in Section 3.3.

“Antitrust Division” has the meaning set forth in Section 5.6(b).

“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the HSR Act.

“Arbitration Firm” has the meaning set forth in Section 2.4(c)(ii).

“Audited Financial Statements” has the meaning set forth in Section 3.7(a)(i).

“Balance Sheet Date” has the meaning set forth in Section 3.7(a)(ii).

“Base Purchase Price” equals $156,000,000.

“Business” means the business of the Company and its Subsidiaries.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California or in Chicago, Illinois.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Party” has the meaning set forth in Section 8.2.

“Buyer Released Claims” has the meaning set forth in Section 11.18(c).

“Buyer Releasee” has the meaning set forth in Section 11.18(c).

“Buyer Releasors” has the meaning set forth in Section 11.18(b).

“Buyer Required Governmental Approvals” has the meaning set forth in Section 4.3(a).

“Cap” has the meaning set forth in Section 8.4(b).

“Change” means any change, condition, effect, circumstance, event, occurrence, state of facts or development.

“Change of Control Payments” means all transaction bonus, change of control, bonus, termination, severance, retention or other similar payments that are payable by the Company or any of its Subsidiaries to any Person arising from an obligation existing prior to the Closing as a result of or in connection with the Closing, including all payments owed under the 2021 Management Incentive Plan and the Yukihiro Severance Agreement.

“Claim Notice” has the meaning set forth in Section 8.7(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Cash” means the Company Cash as of the Effective Time.

“Closing Company Indebtedness” means the Company Indebtedness that remains unpaid as of immediately prior to the Closing.

“Closing Company Transaction Expenses” means the Company Transaction Expenses that remain unpaid as of immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Statement” has the meaning set forth in Section 2.4(b).

“Closing Net Working Capital” means the Net Working Capital as of the Effective Time.

“Closing Payroll Taxes” means the aggregate amount of the employer-paid portion of any employment and payroll Taxes that will arise from (a) any Change of Control Payments, and (b) the vesting, termination or settlement of any Equity Interest in connection with the transactions contemplated by this Agreement.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Cash” means the aggregate amount of freely available cash and cash equivalents of the Company and its Subsidiaries in each case determined in accordance with the Accounting Principles (which for the purposes of clarity, does not include (a) cash or cash equivalents required to collateralize any letters of credit, performance bonds or other similar instruments, (b) Restricted Cash and (c) the amount of Taxes payable upon repatriation of any cash held outside the United States), on a consolidated basis; provided, however, for the avoidance of doubt, that Company Cash shall not be included in the calculation of Current Assets. Company Cash shall (i) be calculated net of issued but uncleared checks and drafts and outstanding wire transfers and debit transactions (provided that any Current Liability associated with such check or draft shall not constitute a Current Liability for purposes of calculating Closing Net Working Capital) and (ii) include checks, cash settlements, wire transfers and drafts, in each case deposited or available for deposit for the account of the Company and its Subsidiaries (provided that any Current Asset associated with such check, cash settlement, wire transfer or draft shall not constitute a Current Asset for purposes of calculating Closing Net Working Capital).

“Company Confidential Information” has the meaning set forth in Section 7.7(a).

“Company Employee” has the meaning set forth in Section 7.2(a).

“Company Indebtedness” means, with respect to the Company or any of its Subsidiaries, at a particular time, without duplication, the aggregate amount of (a) the outstanding principal and any accrued and unpaid interest on, and other payment obligations related to (including any prepayment premiums and penalties payable as a result of the consummation of the transactions contemplated by this Agreement) any indebtedness for borrowed money, (b) all obligations issued or assumed as deferred purchase price of properties, assets, or services (including all earn-out obligations), (c) any indebtedness created or arising under any conditional sale or other title retention agreement (each of which is set forth on Section 1.1(a) of the Disclosure Schedule), in each case solely to the extent required by GAAP to be treated as a capital lease on the consolidated balance sheet of the Company, (d) all outstanding and unpaid reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility, (e) any accrued and unpaid severance obligations payable to employees terminated prior to Closing (and all Taxes of the Company and its Subsidiaries related to such payments), (f) all outstanding and unpaid obligations under surety bonds and performance bonds, (g) all obligations under any interest rate, currency, or other derivative, hedging, swap, or similar instrument, (h) all accrued and unpaid board and other management fees and expenses, (i) all Liabilities for deferred and/or unearned revenue, (j) all Liabilities arising out of any defined benefit pension plan, including any underfunding or withdrawal Liability, (k) all Liabilities of any other Person described in the foregoing clauses (a) through (j) that the Company or any of its Subsidiaries has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation, (l) the Net Tax Amount, (m) the debt-like items set forth in Section 1.1(b) of the Disclosure Schedule, and (n) the Severance Obligations; provided, however, for the avoidance of doubt, that Company Indebtedness shall not include: (i) any Current Liabilities; (ii) any Company Transaction Expenses; or (iii) any intra-company obligations, loans or transactions between the Company or any of its Subsidiaries.

“Company Real Property” means the Owned Real Property and the Leased Real Property.

“Company Registered IP” has the meaning set forth in Section 3.14(c).

“Company Transaction Expenses” means the following fees, costs, and expenses to the extent incurred or payable by or on behalf of the Company or any of its Subsidiaries that have not been paid in full prior to the Closing, in each case in connection with the preparation, negotiation, execution or performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby: (a) the fees and disbursements of, or other similar amounts charged by, legal counsel retained by or on behalf of the Company or any of its Subsidiaries; (b) the fees and expenses charged by any accountants, financial advisors, consultants and experts retained by or on behalf of the Company or any of its Subsidiaries; (c) any investment banking, brokerage or finder’s fees and related reimbursable expenses; (d) any Change of Control Payments, including any such amounts only payable upon the occurrence of an additional event after the Closing (including employee termination or the passage of time, or other so-called “double trigger” bonus arrangements); (e) Closing Payroll Taxes; and (f) 100% of the premium and any fees, costs or expenses owing in respect of the “tail” insurance policies obtained in accordance to Section 7.3(b).

“Competing Transaction” has the meaning set forth in Section 5.8.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 11, 2022, by and between the Company and Heritage-Crystal Clean, LLC.

“Contract” means any contract, agreement, indenture, mortgage, lease, license, sales order, purchase order, mortgage, note, bond, guaranty instrument or other legally binding written agreement, arrangement, understanding, undertaking, commitment or obligation, including all amendments, waivers or other changes thereto, whether written or oral.

“Contracting Parties” has the meaning set forth in Section 11.18(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other Law or Order by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Current Assets” means the consolidated current assets of the Company and its Subsidiaries, determined in accordance with the Accounting Principles and the Example Calculation and including only those line items and accounts set forth in the Example Calculation; provided, however, that, for the avoidance of doubt, Current Assets shall not include Company Cash.

“Current Liabilities” means the consolidated current liabilities of the Company and its Subsidiaries, determined in accordance with the Accounting Principles and the Example Calculation and including only those line items and accounts set forth in the Example Calculation; provided, however, that, for the avoidance of doubt, Current Liabilities shall not include any amounts included within Company Indebtedness or Company Transaction Expenses.

“D&O Indemnified Persons” has the meaning set forth in Section 7.3(a).

“Data Protection Laws” means any and all applicable Laws that: (a) relate to the collection, confidentiality, processing, privacy, security, protection, transfer or cross-border data flow of Personal Information; (b) provide rights to an individual whose Personal Information is being processed; or (c) trigger a duty to notify an individual whose Personal Information has been, or may have been, the subject of Security Breach.

“Dataroom” has the meaning set forth in Section 11.5.

“Deductible” has the meaning set forth in Section 8.4(a).

“Disclosure Schedule” has the meaning set forth in Article III.

“Dispute Notice” has the meaning set forth in Section 2.4(c)(i).

“Effective Time” means 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date.

“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan or any material fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA), or employment agreement or consulting agreement, in each case, that is maintained, sponsored, contributed or required to be contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has any Liability.

“Environmental Laws” means all applicable Laws (including common law) concerning pollution, protection of human health, safety and welfare with respect to exposure to hazardous materials, or protection of the environment, including Laws (a) imposing Liability or standards of conduct in connection with investigation, abatement, cleanup, removal, remediation, response or treatment relative to any release or threatened release of a pollutant or contaminant, (b) relating to protection of worker health and safety with respect to exposure to hazardous materials, or (c) otherwise relating to the environmental aspects of the manufacture, processing, distribution, registration, labeling, generation, use, treatment, storage, disposal, discharge, emission, release, threatened release, investigation, abatement, cleanup, removal, remediation, transport, or handling of materials.

“E.O. 11246” has the meaning set forth in Section 3.18(i).

“Environmental Permits” has the meaning set forth in Section 3.12(a)(ii).

“Equity Interest” means any share, capital stock, partnership interest, limited liability company interest, membership interest, joint venture interest, profit interest or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person at any relevant time considered a single employer with the Company, its Subsidiaries or any of their Affiliates under Section 414 of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.6(a).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.4(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).

“Estimated Working Capital Decrease” means the amount, if any, by which the Estimated Closing Net Working Capital is less than the lower limit of the Target Net Working Capital Range; provided, however, that such amount shall be $0 if the Estimated Closing Net Working Capital is equal to the upper or lower limit of the Target Net Working Capital Range, falls within the Target Net Working Capital Range or exceeds the upper limit of the Target Net Working Capital Range.

“Estimated Working Capital Increase” means the amount, if any, by which the Estimated Closing Net Working Capital exceeds the upper limit of the Target Net Working Capital Range; provided, however, that such amount shall be $0 if the Estimated Closing Net Working Capital is equal to the upper or lower limit of the Target Net Working Capital Range, falls within the Target Net Working Capital Range or falls below the lower limit of the Target Net Working Capital Range.

“Evaluation Material” has the meaning set forth in Section 3.27.

“Example Calculation” means the example calculation of Current Assets, Current Liabilities and Net Working Capital attached hereto as Exhibit A.

“FAR” means the Federal Acquisition Regulations, set forth in 48 C.F.R. Chapter 1.

“Final Purchase Price” has the meaning set forth in Section 2.4(c)(ii).

“Financial Statements” has the meaning set forth in Section 3.7(a)(ii).

“Fraud” means actual and intentional fraud under the common law of the State of Delaware with respect to any representation and warranty set forth in Article III or Article IV (as applicable).

“FTC” has the meaning set forth in Section 5.6(b).

“Fundamental Representations” means the representations and warranties in Section 3.1 (Organization; Good Standing), Section 3.2 (Capitalization; Title to Shares), Section 3.3 (Power and Authority) and Section 3.5 (Broker’s Fees).

“Funds Flow Memorandum” has the meaning set forth in Section 2.7.

“GAAP” means United States generally accepted accounting principles as in effect at the Closing.

“General Principles of Law, Equity and Public Policy” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).

“Government Bid” means quotations, bids and proposals for awards of new Government Contracts made by the Company or any Subsidiary for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company or any Subsidiary may yet be made.

“Government Contract” means any contract, including an individual task order, delivery order, purchase order or blanket purchase agreement, between the Company or any Subsidiary and the U.S. Government or any other Governmental Authority, as well as any subcontract or other arrangement by which (a) the Company or any Subsidiary has agreed to provide goods or services to a prime contractor, to a Governmental Authority or to a higher-tier subcontractor or (b) a subcontractor or vendor has agreed to provide goods or services to the Company or any Subsidiary, where, in either event, such goods or services ultimately will benefit or be used by a Governmental Authority, including any closed contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit or investigate has not expired. A task order, delivery order, purchase order or other order under a Government Contract shall not be considered a separate Government Contract but shall be considered part of the Government Contract to which it relates.

“Government Prime Contract” means a contract, including an individual task order, delivery order, purchase order or blanket purchase agreement, between the Company or any Subsidiary and the U.S. Government or any other Governmental Authority.

“Government Subcontract” means any contract, as defined in FAR subpart 2.1, entered into by a subcontractor to furnish supplies or services for performance of the prime contract or a subcontract. It includes, but is not limited to, purchase orders, and changes and modifications to purchase orders.

“Governmental Authority” means any federal, national, state, local, territorial, commonwealth, county, municipal, district or supra-national or foreign governmental, quasi-governmental, regulatory or administrative body, instrumentality, department, commission or agency, or any court, tribunal, arbitration panel, commission or other similar dispute-resolving panel or body or any political or other subdivision or part of any of the foregoing (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the guidance issued thereunder.

“Hazardous Material” means any material, chemical, substance, pollutant, contaminant or waste that is regulated or subject to standards of conduct, or that may give rise to Liability, under any Environmental Law, including (a) petroleum or any fraction thereof, (b) radiation and radioactive materials, (c) asbestos in any form, (d) polychlorinated biphenyls and (e) perfluoroalkyl and polyfluoroalkyl substances.

“Health Plan” has the meaning set forth in Section 3.19(f).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incidental IP Contract” means any Contract entered into by the Company or any of its Subsidiaries in the Ordinary Course in which the only license to, or right to exploit, Owned Intellectual Property Rights or Intellectual Property Rights owned by another Person granted in such Contract is non-exclusive and incidental to the transaction contemplated in such Contract, the commercial purpose of which is something other than such license or right to exploit, such as a sales or marketing Contract that includes an incidental license to use the third party’s Intellectual Property Rights in advertising and selling the third party’s products or otherwise performing under such Contract or a service Contract under which the Company or any of its Subsidiaries grants a third party a license under Owned Intellectual Property Rights to enable such third party to provide services for the benefit of the Company or any of its Subsidiaries.

“Indemnity Escrow Account” means the indemnity escrow account established by the Escrow Agent pursuant to the Escrow Agreement.

“Indemnity Escrow Amount” means an amount in cash equal to $780,000 to be deposited at the Closing in the Indemnity Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.

“Indemnified Person” means the Person or Persons entitled to indemnification under Article VIII.

“Indemnifying Person” means the Person or Persons obligated to provide indemnification under Article VIII.

“Intellectual Property Rights” means all worldwide common law and statutory rights in, arising out of, or associated with: (a) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) trade names, logos, common law trademarks and service marks, any registrations or applications therefor, Internet domain names and related goodwill; (c) copyrights, copyrights registrations, mask works, and applications therefor, and all other rights corresponding thereto; (d) trade secrets, confidential information, or proprietary information; (e) all moral and economic rights of authors and inventors, however denominated; (f) industrial designs; (g) all rights in software databases and data collections; and (h) any similar or equivalent rights to any of the foregoing (as applicable).

“Interim Financial Statements” has the meaning set forth in Section 3.7(a)(ii).

“Interim Period” has the meaning set forth in Section 5.1(a).

“Inventory” has the meaning set forth in Section 3.24.

“Jointly Privileged Information” has the meaning set forth in Section 11.17(e).

“Knowledge of Seller” means the actual knowledge, as of the date of this Agreement, of Kent Bartley, Geoff Milbrandt, Cellina Barragato and Josh Teves, in each case, after reasonable inquiry of such Person’s direct reports.

“Law” means any law (including common law), statute, treaty, code, rule, regulation, ordinance or Order enacted, promulgated, issued, or imposed by a Governmental Authority.

“Lease” means any written lease, sublease, license, right of use, concession or other agreement, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, and other interest in real property held by the Company or any of its Subsidiaries.

“Liability” means any liability, commitment, debt, claim, demand, expense or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) and whether or not required to be recorded or reflected on a balance sheet under GAAP.

“Lien” means, with respect to any property or asset, any mortgage, pledge, lien (statutory or otherwise), encumbrance, charge, claim, hypothecation, assignment, security interest, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim, right of first refusal or offer, option, ownership interest of another Person, or other security interest or other similar third party right, in respect of such property or asset. For the avoidance of doubt, the license or other grant of rights with respect to Intellectual Property Rights, in and of itself, shall not be deemed to be a Lien.

“Losses” means any and all losses, claims, damages, costs, expenses (including reasonable extra-judicial fees and costs such as the costs, fees and expenses of attorneys, consultants, experts, and other professional advisors), penalties, judgment amounts, interest, amounts paid in settlement, Taxes, Liabilities, and other charges (whether or not involving a Third Party Claim); provided, however, Losses shall not include punitive damages except to the extent paid or payable with respect to a Third Party Claim.

“Material Adverse Effect” means any Change that is materially adverse to (x) the business, condition (financial or otherwise), assets, properties, Liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole or (y) the ability of Seller, the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that a “Material Adverse Effect” shall not include any “Material Adverse Effect” that is cured prior to the earlier of the Closing and the date this Agreement is terminated in accordance with Section 10.1 nor shall, with respect to the foregoing clause (x), any Change or Changes attributable or relating to any of the following be taken into account in determining whether a “Material Adverse Effect” has occurred: (a) general economic or business conditions; (b) the United States or foreign economies, or financial, banking or securities markets in general, or other general business, banking, financial or economic conditions (including (i) any disruption in any of the foregoing markets, (ii) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt, (iii) any Change in the currency exchange rates, (iv) any decline or rise in the price of any security, commodity, contract or index, (v) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated by this Agreement); (c) acts of God or other calamities, national or international political or social conditions (including any Protest Event and any Protest Measure), including the engagement and/or escalation by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (d) the escalation, spread or reemergence of any epidemic, pandemic or disease outbreak, including COVID-19 and any COVID-19 Measures; (e) conditions affecting generally the industry in which the Company or any of its Subsidiaries participates; (f) the public announcement of, entry into or pendency of actions required or contemplated by or performance of obligations under, this Agreement or the transactions contemplated by this Agreement, or the identity of the Parties, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, financing sources, licensors, licensees, distributors, partners, employees or others having relationships with the Company or any of its Subsidiaries; (g) the identity or business plans of Buyer or any of its Affiliates; (h) Changes in applicable Laws or the interpretation thereof; (i) any Change in GAAP or other accounting requirements or principles; (j) national or international political, labor or social conditions; (k) the failure of the Company or any of its Subsidiaries to meet or achieve the results set forth in any projections (it being understood that the underlying cause of the failure to achieve such results shall be taken into account in determining whether a Material Adverse Effect has occurred); or (l) any Change resulting from compliance with the terms of, or any actions taken (or not taken) by any Party pursuant to or in accordance with, this Agreement; provided, however, that the foregoing clauses (a) through (e) and (h) through (i) shall be taken into account to the extent the Change or Changes attributable or relating thereto is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 3.16(a).

“Material Customer” has the meaning set forth in Section 3.25(a).

“Material Supplier” has the meaning set forth in Section 3.25(a).

“Net Closing Purchase Price” has the meaning set forth in Section 2.3(b)(iv).

“Net Tax Amount” means an amount (not less than $0) equal to the sum of (a) all accrued and unpaid federal, state, local or foreign income Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Periods, taking into account any Transaction Tax Deductions and (b) the amount of the employer portion of any employment-related Taxes (including payroll Taxes) for which the due date is deferred, including pursuant to Section 2302 of the CARES Act or under any similar state or local Law.

“Net Working Capital” means an amount (which may be a negative or positive number) equal to (a) the Current Assets minus (b) the Current Liabilities. For the avoidance of doubt, Net Working Capital shall be determined in accordance with the Accounting Principles and the Example Calculation and include only those line items and accounts set forth in the Example Calculation.

“Nonparty Affiliates” has the meaning set forth in Section 11.18(a).

“OMM” has the meaning set forth in Section 11.17(a).

“Open Government Contracts” means contracts for which the period of performance is ongoing, i.e., a contract that has not been terminated.

“Order” means any order, writ, injunction, decree, stipulation, decision, judgment, consent, ruling, decree, award, determination, direction or demand (whether temporary, preliminary or permanent), issued, adopted, granted, awarded or entered by any Governmental Authority of competent jurisdiction. This term encompasses, but is not limited to, an order to pay civil or criminal penalties, even if such an order is subject to review or enforcement by a Governmental Authority.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), including, for the avoidance of doubt, recent past practice reasonably necessary to comply with applicable Law in connection with COVID-19 Measures or Protest Measures.

“Organizational Documents” means, relative to any Person, its certificate of incorporation, its certificate or articles of formation, its certificate of partnership, its bylaws, its partnership agreement, its limited liability company agreement, operating agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, restatements and supplements thereto.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 3.6(a).

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Payoff Amount” has the meaning set forth in Section 2.3(b)(i).

“Payoff Letters” has the meaning set forth in Section 2.8(a)(iii).

“Permit” means all permits, licenses, authorizations, registrations, clearances, franchises, approvals, consents, certificates (including industry association certifications), variances and similar rights granted by or obtained from any Governmental Authority.

“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries and, in each case, for which an appropriate reserve has been established in accordance with GAAP in the Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course, for amounts which are not due and payable or which are being contested by Seller in good faith, and for which an appropriate bond has been obtained; (c) statutory Liens for landlords for amounts which are not yet due and payable; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Company Real Property which do not or would not materially impair the use or occupancy of the Company Real Property in connection with the operation of the Business conducted thereon; (e) Liens incurred or deposits made in the Ordinary Course in connection with worker’s compensation, unemployment insurance, social security retirement or similar programs; (f) Liens on goods in transit incurred pursuant to documentary letters of credit; (g) purchase money Liens and Liens securing rental payments under capital lease arrangements; (h) transfer restrictions under applicable federal and state securities Laws; (i) non-exclusive licenses of Intellectual Property Rights; (j) Liens associated with Company Indebtedness which will be paid off at or prior to the Closing; (k) Liens identified on Section 1.1(c) of the Disclosure Schedule; and (l) any Liens or other exceptions which are listed in the title report prepared for the Owned Real Property that has been made available to Buyer and its Representatives or which are recorded against title to the Owned Real Property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority or any other organization or entity of any kind.

“Personal Information” means (a) all information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual; and (b) such other information that is protected as personal information under Data Protection Laws.

“Pre-Closing Tax Period” means any Tax period (including the portion of any Straddle Period) ending on or before the Closing Date.

“Pre-Consummation Warning Letter” means any letter issued by the FTC, the Antitrust Division or any other Governmental Authority alerting the Parties that (a) any investigation pursuant to any Antitrust Laws remains open, and (b) may subsequently determine that any of the transactions contemplated by this Agreement was unlawful. For the avoidance of doubt, in no event shall the foregoing definition apply to any written communication regarding a “second request” from the FTC and the Antitrust Division.

“Privacy Agreements” has the meaning set forth in Section 3.15(a).

“Privacy Policies” has the meaning set forth in Section 3.15(d).

“Protest Event” means any protests, riots, demonstrations or public disorders or any escalation or worsening of protests, riots, demonstrations or public disorders.

“Protest Measures” means any measures taken in response to any Protest Event, including any temporary closures of any properties and including compliance with any curfew, closure, shut down, directive, order, policy, guidance or recommendation by any Governmental Authority or any disaster plan of the Company or any change in applicable Laws related to, arising from or as a result of any Protest Event.

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchase Price Decrease” has the meaning set forth in Section 2.4(d)(ii).

“Purchase Price Increase” has the meaning set forth in Section 2.4(d)(i).

“R&W Policy” means that certain Representations and Warranties Insurance Policy (Policy Number CSR-10198-22) issued to Buyer, and bound and effective as of the date hereof, by Concord Specialty Risk, a true and correct copy of which is attached hereto as Exhibit B.

“Real Property Leases” has the meaning set forth in Section 3.6(b).

“Representatives” of any Person means such Person’s Affiliates and their respective stockholders, members, partners, equityholders, directors, managers, officers, employees, agents and advisors, including legal, accounting and other advisors.

“Restricted Cash” means all cash, cash equivalents and deposits that are not freely usable and distributable by any of the Company and its Subsidiaries, including: (a) cash, cash equivalents and deposits held by or for the benefit of third parties (including security deposits, prepayments and cash held in trust, escrow or similar arrangements), (b) cash, cash equivalents and deposits held that are designated for use in connection with any cash collateralized letters of credit, performance bonds, surety bonds or similar arrangements, (c) cash, cash equivalents and deposits of the Company and its Subsidiaries to the extent it is not freely transferable (whether by dividend, distribution or otherwise) from any of the Company and its Subsidiaries to an equityholder, shareholder, Affiliate or otherwise because such transfer (i) would either result in the imposition of any withholding Tax or other Tax, or any penalty, cost, or expense to the Company or any of its Subsidiaries or (ii) is otherwise prohibited or limited by applicable Law (including limitations arising from minimum capitalization requirements and restrictions on foreign exchange), and (d) any other cash, cash equivalents, marketable securities or instruments and deposits that is subject to express limitations or restrictions on use or distribution by Law, under Contract or as otherwise determined on a basis consistent with the Accounting Principles.

“Review Period” has the meaning set forth in Section 2.4(c)(i).

“Section 503” has the meaning set forth in Section 3.18(i).

“Securities Act” means the Securities Act of 1933.

“Security Breach” means any misuse, compromise or unauthorized access, destruction, loss, alteration, acquisition or disclosure of any Personal Information or Company Confidential Information.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Group” has the meaning set forth in Section 5.8.

“Seller Indemnified Party” has the meaning set forth in Section 8.3.

“Seller Required Governmental Approvals” has the meaning set forth in Section 3.4(a).

“Seller Released Claims” has the meaning set forth in Section 11.18(b).

“Seller Releasee” has the meaning set forth in Section 11.18(b).

“Seller Releasors” has the meaning set forth in Section 11.18(c).

“Severance Obligations” means all termination, severance or other similar payments or obligations that are, may or will become payable by the Company or any of its Subsidiaries to any Severed Person as a result of the termination of such Person’s employment at or prior to the Closing by the Company or the applicable Subsidiary (and all Taxes of the Company and its Subsidiaries related to such payments or obligations).

“Severed Persons” means any Person listed on Section 1.1(d) of the Disclosure Schedule.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the issued and outstanding capital stock or a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof, in each case is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or Losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Target Net Working Capital Range” means $18,000,000 to $20,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, digital services, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat or unclaimed property, alternative or add on minimum, estimated, or other like charge or tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Contest” has the meaning set forth in Section 9.3.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the definition set forth in Section 8.8(a).

“Transaction Tax Deductions” means, without duplication, any federal, state, local or foreign Tax deductions that would result from or be attributable to payments made or accrued by the Company, any of its Subsidiaries or Seller pursuant to this Agreement and the transactions contemplated hereby or costs incurred or accrued by the Company, any of its Subsidiaries or Seller pursuant to this Agreement and the transactions contemplated hereby, including deductions arising from: (a) deferred financing fees, costs and expenses (including the write-off thereof); (b) the payment or accrual of any Company Transaction Expenses or any other transaction-related fees, costs or expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants (including, for the avoidance of doubt, seventy percent (70%) of any success-based fees paid by the Company that are deductible under Revenue Procedure 2011-29); (c) any amounts that are treated as compensation payments; and (d) any costs, expenses or other Liabilities included in the calculation of Closing Company Net Working Capital, Company Indebtedness, or similar amounts, in each case, to the extent actually deductible by the Company, any of its Subsidiaries or Seller in a taxable period ending on or prior to the Closing Date under applicable Law, as reasonably determined by Seller in good faith.

“Transfer Taxes” has the meaning set forth in Section 9.4.

“U.S. Government” means any entity of the United States legislative or judicial branch, any executive agency, military department, government corporation, or independent establishment, the U.S. Postal Service, or any nonappropriated-fund instrumentality of the U.S. Armed Forces.

“VEVRAA” has the meaning set forth in Section 3.18(i).

“WARN Act” has the meaning set forth in Section 7.2(c).

“Waived Section 280G Payments” has the meaning set forth in Section 7.2(d).

“Working Capital Decrease” means the amount, if any, by which the Closing Net Working Capital is less than the lower limit of the Target Net Working Capital Range; provided, however, that such amount shall be $0 if the Closing Net Working Capital is equal to the upper or lower limit of the Target Net Working Capital Range, falls within the Target Net Working Capital Range or exceeds the upper limit of the Target Net Working Capital Range.

“Working Capital Increase” means the amount, if any, by which the Closing Net Working Capital exceeds the upper limit of the Target Net Working Capital Range; provided, however, that such amount shall be $0 if the Closing Net Working Capital is equal to the upper or lower limit of the Target Net Working Capital Range, falls within the Target Net Working Capital Range or falls below the lower limit of the Target Net Working Capital Range.

“Yukihiro Severance Agreement” means the Letter Agreement, dated August 15, 2021, by and between Rich Yukihiro and the Company.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer, and deliver to Buyer, the Shares, free and clear of any Liens (other than Permitted Liens).

2.2 Closing. Subject to the satisfaction or waiver of the conditions precedent specified in Article VI, the closing of the transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Closing”) will take place by electronic exchange of executed counterpart documents and the electronic transfer of funds at 10:00 a.m., Pacific, as soon as practicable on or after the execution and delivery of this Agreement, but in any event no later than two (2) Business Days following the satisfaction or waiver of the conditions precedent specified in Article VI, or at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

2.3 Consideration.

(a) Purchase Price. Subject to adjustment in accordance with Section 2.4, the purchase price for the Shares shall be an amount in cash equal to the sum of (i) the Base Purchase Price, plus (ii) the Closing Company Cash, minus (iii) the Closing Company Indebtedness, minus (iv) the Working Capital Decrease (or plus the Working Capital Increase), minus (v) the Closing Company Transaction Expenses (the resulting amount, the “Purchase Price”).

(b) Payments at the Closing. At the Closing, Buyer shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds in each case as set forth in the Funds Flow Memorandum:

(i) to the payees specified in the Payoff Letters, or under any promissory note, the amount of Company Indebtedness required to be paid pursuant to such Payoff Letters or promissory notes (collectively, the “Payoff Amount”) to the account or accounts designated in the Payoff Letters or by the promissory note holder;

(ii) to each Person owed Company Transaction Expenses, an amount in cash set forth opposite such Person’s name in the Estimated Closing Date Statement to the account or accounts designated by such Person therein, and in the case of payments to be made under the 2021 Management Incentive Plan, to the Company, for the distribution by the Company, to each individual entitled to such payments through Company payroll;

(iii) to the Escrow Agent, (A) an amount in cash equal to the Adjustment Escrow Amount to the Adjustment Escrow Account and (B) an amount in cash equal to the Indemnity Escrow Amount to the Indemnity Escrow Account, in each case, designated by the Escrow Agent pursuant to the Escrow Agreement; and

(iv) to Seller or any other Person designated by Seller, an amount in cash equal to (A) the Estimated Purchase Price, minus (B) the Adjustment Escrow Amount, minus (C) the Indemnity Escrow Amount (the resulting amount, the “Net Closing Purchase Price”), to the account or accounts designated by Seller in the Estimated Closing Date Statement.

2.4 Purchase Price Adjustment.

(a) Estimated Closing Date Statement. Not less than three (3) Business Days prior to the Closing Date, Seller shall cause the Company to deliver to Buyer a statement (the “Estimated Closing Date Statement”) containing a good faith calculation (in reasonable detail), together with reasonably detailed supporting documentation, of: (i) Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and the resulting Estimated Working Capital Increase or Estimated Working Capital Decrease, as the case may be, (ii) the amount of each of (A) Closing Company Cash, (B) Closing Company Indebtedness and (C) Closing Company Transaction Expenses, and (iii) using the amounts in the foregoing clauses (i) and (ii), the resulting calculation of the Purchase Price under Section 2.3(a) (the resulting amount, the “Estimated Purchase Price”). The Estimated Closing Date Statement and the calculations set forth therein shall be prepared in accordance with the Example Calculation and the accounting methods, practices, principles, policies and procedures set forth on Exhibit C (the “Accounting Principles”).

(b) Closing Date Statement. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Closing Date Statement”), together with reasonably detailed supporting documentation, setting forth in reasonable detail Buyer’s good faith calculation of: (i) Closing Net Working Capital and the resulting Working Capital Increase or Working Capital Decrease, as the case may be, (ii) the amount of each of (A) Closing Company Cash, (B) Closing Company Indebtedness and (C) Closing Company Transaction Expenses, and (iii) using the amounts in the foregoing clauses (i) and (ii), the resulting calculation of the Purchase Price under Section 2.3(a). The Closing Date Statement will entirely disregard (A) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement or any of the financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated by this Agreement and (B) any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or any of its Subsidiaries or their respective businesses or assets, or any facts or circumstances that are unique or particular to Buyer or any of its Affiliates or any of their respective assets or liabilities. The Closing Date Statement and the calculations set forth therein shall be prepared in accordance with (x) the definitions of the terms Closing Net Working Capital, Working Capital Increase, Working Capital Decrease, Closing Company Cash, Closing Company Indebtedness, Closing Company Transaction Expenses, and Purchase Price (and the definitions of the defined terms contained therein) and (y) the Example Calculation and the Accounting Principles. The Closing Date Statement will be based solely on facts and circumstances as they exist as of the Effective Time or the Closing, as applicable, and will exclude the effect of any fact, event, change, circumstance, act, development or decision occurring after the Effective Time or the Closing, as applicable. If, for any reason, Buyer fails to deliver the Closing Date Statement within the time period required by this Section 2.4(b), the Estimated Closing Date Statement shall, at Seller’s election, constitute either (x) the Closing Date Statement as if delivered by Buyer pursuant to this Section 2.4(b), and Seller shall have all of its rights under this Section 2.4 with respect thereto, including the right to dispute the calculations set forth therein in accordance with the provisions of this Section 2.4, or (y) the final, binding and conclusive determination of such amounts set forth therein and not subject to further review or dispute in accordance with Section 2.4(c). If the Closing Date Statement indicates that the Purchase Price calculated under Section 2.3(a) is greater than the Estimated Purchase Price, then (1) Buyer and Seller will immediately deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release all of the funds from the Adjustment Escrow Account to Seller, by wire transfer of immediately available funds to an account or accounts designated by Seller in such joint written instructions (it being understood that such payment shall not limit the rights of Seller pursuant to this Section 2.4) and (2) Buyer shall immediately pay to Seller an amount in cash equal to the amount by which Buyer’s calculation of the Purchase Price pursuant to Section 2.3(a) and reflected in the Closing Date Statement exceeds the Estimated Purchase Price, by wire transfer of immediately available funds to an account (or accounts) designated by Seller in writing prior to such payment date (it being understood that such payment shall not limit the rights of Seller pursuant to this Section 2.4). If the Closing Date Statement indicates the Purchase Price calculated pursuant to Section 2.3(a) and reflected in the Closing Date Statement is less than the Estimated Purchase Price by an amount that is less than the Adjustment Escrow Amount, then Buyer and Seller will immediately deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account the amount by which the Adjustment Escrow Amount exceeds the difference between the Purchase Price calculated pursuant to Section 2.3(a) and reflected in the Closing Date Statement and the Estimated Purchase Price to Seller, by wire transfer of immediately available funds to an account or accounts designated by Seller in such joint written instructions (it being understood that such payment shall not limit the rights of Seller pursuant to this Section 2.4).

(c) Disputes.

(i) Commencing with Buyer’s delivery (or deemed delivery) of the Closing Date Statement to Seller pursuant to Section 2.4(b), Buyer will and will cause the Company and its Subsidiaries to: (A) reasonably assist Seller and its Representatives in the review of the Closing Date Statement and the related determination of the Closing Net Working Capital, Working Capital Increase or Working Capital Decrease (as the case may be), Closing Company Cash, Closing Company Indebtedness, and Closing Company Transaction Expenses and any disputes related thereto; (B) provide Seller and its Representatives with reasonable access, upon reasonable prior written notice to Buyer during the Company’s normal business hours and in such a manner as not to unreasonably interfere with the normal operations of the Company, to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company and its Subsidiaries for purposes of Seller’s review of the Closing Date Statement and the related determination of the Closing Net Working Capital, Working Capital Increase or Working Capital Decrease (as the case may be), Closing Company Cash, Closing Company Indebtedness, and Closing Company Transaction Expenses and any disputes related thereto; and (C) reasonably cooperate with Seller and its Representatives in connection with such review or determination, including providing on a timely basis all other information reasonably necessary or useful in connection with the review of the Closing Date Statement and the related determination of the Closing Net Working Capital, Working Capital Increase or Working Capital Decrease (as the case may be), Closing Company Cash, Closing Company Indebtedness, and Closing Company Transaction Expenses and any disputes related thereto as is requested by Seller or its Representatives; provided, that, in each case, Buyer shall not be required to provide access to information that would violate (A) any obligation of confidentiality to which Buyer or any of its Affiliates may be subject, (B) any attorney-client privilege, attorney work product protection or other privilege associated with such information or (C) any applicable Laws. Seller will be entitled to conduct the foregoing review of the Closing Date Statement for a period of thirty (30) days after receipt of the Closing Date Statement (the “Review Period”). If Seller objects to Buyer’s calculation of the amount of Closing Net Working Capital, Closing Company Cash, Closing Company Indebtedness or Closing Company Transaction Expenses, or the resulting calculation of the Purchase Price as set forth in the Closing Date Statement, then, prior to the expiration of the Review Period, Seller shall deliver to Buyer a written notice (a “Dispute Notice”) describing in reasonable detail Seller’s objections to Buyer’s calculation of the amounts set forth in such Closing Date Statement and containing a statement setting forth the calculation of the amount of Closing Net Working Capital, Closing Company Cash, Closing Company Indebtedness, and Company Transaction Expenses, or the resulting calculation of the Purchase Price, in each case determined by Seller to be correct, as well as any relevant supporting documentation. Seller shall be deemed to have agreed with the calculation of all amounts not specifically referenced in the Dispute Notice, and such calculations shall be binding and conclusive on the Parties and shall not be subject to review in accordance with Section 2.4(c)(ii). If Seller does not deliver a Dispute Notice meeting the requirements of this Section 2.4(c) prior to the end of the Review Period, then the Closing Date Statement shall constitute the final, binding and conclusive determination of such amounts set forth therein.

(ii) During the thirty (30) day period following delivery of a valid Dispute Notice by Seller to Buyer in accordance with Section 2.4(c)(i), Buyer and Seller shall negotiate in good faith to resolve in writing any differences that they may have with respect to the disputed portions of the Closing Date Statement as specified in such Dispute Notice. Any disputed items resolved in writing between Buyer and Seller within such thirty (30) day period shall be binding and conclusive on the Parties. If Buyer and Seller have not resolved all such differences by the end of such thirty (30) day period, then Buyer and Seller shall jointly engage the firm of Marcum LLP (the “Arbitration Firm”) to resolve such dispute. Within ten (10) days after the Arbitration Firm is appointed, Buyer shall forward a copy of the Closing Date Statement to the Arbitration Firm and Seller shall forward a copy of the Dispute Notice to the Arbitration Firm, together with, in each case, all relevant supporting documentation. The Arbitration Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement as set forth in the Dispute Notice (to the extent not otherwise resolved by the parties pursuant to this Section 2.4(c)), and the Arbitration Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct, whether the Target Net Working Capital Range is correct, and with respect to the timeliness of delivery or receipt of any Dispute Notice. The Arbitration Firm shall not assign a value to any item greater than the greatest value for such item claimed by Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer and shall be limited to the selection of either Seller’s or Buyer’s position on a disputed item (or a position in between the positions of Seller or Buyer) based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. In resolving such objections, the Arbitration Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Date Statement, including the definitions of Closing Net Working Capital, Closing Company Cash, Closing Company Indebtedness, and Closing Company Transaction Expenses, and/or Purchase Price (as applicable) contained herein (and the definitions of the defined terms contained therein). In no event shall either Party engage in ex parte communications with the Arbitration Firm with respect to any disputed item until the Arbitration Firm issues its final determination in accordance with this Section 2.4(c)(ii). The Arbitration Firm shall deliver to Seller and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Arbitration Firm by Seller and Buyer) of the disputed items submitted to the Arbitration Firm within thirty (30) days of receipt of such disputed items. The determination by the Arbitration Firm of the disputed amounts and the Purchase Price shall be conclusive and binding on the Parties, absent manifest error. The fees and expenses of the Arbitration Firm for such determination shall be borne by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Arbitration Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Arbitration Firm at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to $1,000 and the Arbitration Firm awards $600 in favor of Seller’s position, 60% of the costs and expenses of the Arbitration Firm would be borne by Buyer and 40% would be borne by Seller. All other fees, expenses, and costs incurred by a Party or its representatives in connection with this Section 2.4(c) shall be borne by such Party. The Purchase Price, as finally determined pursuant to this Section 2.4(c), shall be referred to herein as the “Final Purchase Price”.

(d) Payment of Purchase Price Adjustment.

(i) If the Final Purchase Price exceeds the Estimated Purchase Price (such excess, a “Purchase Price Increase”), then Buyer shall, within five (5) Business Days following the final determination of the Final Purchase Price, pay to Seller an amount in cash equal to the Purchase Price Increase, by wire transfer of immediately available funds to an account (or accounts) designated by Seller in writing prior to such payment date.

(ii) If the Estimated Purchase Price exceeds the Final Purchase Price (such excess, a “Purchase Price Decrease”), then within five (5) Business Days following the final determination of the Final Purchase Price, Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account an amount in cash equal to the Purchase Price Decrease to Buyer, by wire transfer of immediately available funds to an account or accounts designated by Buyer in such joint written instructions. The funds in the Adjustment Escrow Account shall be the sole remedy of Buyer with respect to any Purchase Price Decrease, it being understood and agreed by Buyer that if the amount of any Purchase Price Decrease is greater than the funds in the Adjustment Escrow Account, Buyer will be entitled only to the full amount of such funds in the Adjustment Escrow Account (being the sole and exclusive remedy and source of recovery for Buyer with respect to any Purchase Price Decrease) and Buyer will not have any claim for, and hereby releases Seller and each of its Affiliates from any obligation in respect of, any amounts in excess of the Adjustment Escrow Amount in connection therewith.

(iii) Once payment is made in accordance with Section 2.4(d)(i) or Section 2.4(d)(ii), Seller and Buyer shall, in accordance with the terms of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the remaining funds, if any, in the Adjustment Escrow Account, to Seller, by wire transfer of immediately available funds to an account (or accounts) designated in such joint written instruction.

(iv) Buyer agrees that the adjustments to the Estimated Purchase Price and the dispute resolution provisions provided for in Section 2.4(c) shall be the exclusive remedies for the matters addressed herein.

(e) All payments required pursuant to Section 2.4(d) will be deemed to be adjustments to the Purchase Price for Tax purposes.

2.5 Withholdings. Buyer shall be entitled to deduct and withhold from any amount payable under this Agreement such amounts as may be required to be deducted and withheld from or with respect to such payment under the Code or other applicable Law relating to Taxes. If Buyer determines that any such deduction or withholding is required, Buyer shall use commercially reasonable efforts to notify the Person with respect to which such deduction or withholding is required of such proposed deduction and withholding prior to deducting and withholding from any portion of such amounts payable hereunder. The Parties shall cooperate in good faith to obtain exemption from or to otherwise reduce or eliminate any amount that would otherwise be required to be deducted or withheld. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Persons from whom such amounts were so withheld.

2.6 Escrow Arrangements.

(a) At the Closing, Buyer and Seller shall enter into an Escrow Agreement with the Escrow Agent in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”), pursuant to which, among other things, Buyer shall deposit an amount in cash equal to the Adjustment Escrow Amount and the Indemnity Escrow Amount in the Adjustment Escrow Account and the Indemnity Escrow Account, respectively, for the purpose of funding Seller’s obligations pursuant to Section 2.4 and Article VIII.

(b) The Adjustment Escrow Amount and the Indemnity Escrow Amount shall be held by the Escrow Agent in accordance with the Escrow Agreement. Distributions from the Adjustment Escrow Account and the Indemnity Escrow Account shall be made as provided in this Agreement and the Escrow Agreement.

2.7 Pre-Closing Deliveries. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer an initial draft flow of funds memorandum, setting forth the applicable payees, amounts payable and wire instructions for all amounts payable under Section 2.4, in each case, to the extent ascertainable or otherwise received as of such time (the “Funds Flow Memorandum”). The Parties acknowledge that, upon delivery by Seller, the Funds Flow Memorandum will not be complete, and each Party will, and will instruct its Representatives to, cooperate with the other Party and such Party’s Representatives in order to amend, modify and otherwise finalize the Funds Flow Memorandum for Closing (which may be done up to one (1) day prior to the Closing Date).

2.8 Closing Deliveries. At the Closing:

(a) Seller shall deliver, or cause to be delivered, to Buyer or any other Person designated by Buyer (unless the delivery is waived in writing by Buyer) the following documents, in each case duly executed or otherwise in proper form:

(i) Stock Certificates. Original stock certificates evidencing the Shares, duly endorsed in blank (or accompanied by duly executed stock powers or other forms of assignment and transfer) for transfer to Buyer or its designee(s);

(ii) W-9. A properly completed Internal Revenue Service Form W-9 or Substitute Form W-9 from Seller certifying that Seller is exempt from federal income Tax back-up withholding;

(iii) Payoff Letters. Payoff letters and UCC-3 termination statements and other terminations, pay-offs or releases (including Intellectual Property Rights security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar domestic or foreign office, department, or agency), in each case in form and substance reasonably satisfactory to Buyer, evidencing the discharge or payment in full of the Company Indebtedness identified on Section 2.8(a)(iii) of the Disclosure Schedule (the “Payoff Letters”), and the release of all Liens related thereto, in each case duly executed by each holder of such Company Indebtedness;

(iv) Termination of Affiliate Transactions. Documentation, in form and substance reasonably satisfactory to Buyer, evidencing the termination, in accordance with Section 7.5, of all intercompany Contracts and relationships and the release of the Company and its Subsidiaries from all Liability thereunder;

(v) Termination of 401(k) Plans. Copies of the written action, in form and substance satisfactory to Buyer, approving the termination of the 401(k) Plans in accordance with Section 7.2(e) and other documentation reasonably requested by Buyer to demonstrate compliance with the terms of Section 7.2(e);

(vi) Resignations. Resignations effective as of the Closing Date of all of the Company’s and its Subsidiaries’ officers and directors (or equivalent member of a governing body) (in each case, substantially in the form attached hereto as Exhibit E);

(vii) Officer’s Certificate of Seller. A certificate, duly executed by an authorized officer of Seller and dated as of the Closing Date, certifying (A) the Organizational Documents of the Company and its Subsidiaries and (B) as to the due approval and authorization of Seller (in accordance with the Organizational Documents of Seller) of the transactions contemplated by this Agreement and the Ancillary Agreements, and attaching copies of the board and/or equity holder resolutions that include such authorization and approval;

(viii) Bring-Down Certificate. A certificate, duly executed by an authorized officer of Seller and dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth Section 6.2(a), Section 6.2(b) and Section 6.2(c);

(ix) Escrow Agreement. The Escrow Agreement, duly executed by Seller;

(x) D&O Tail Policy. Written evidence, in form and substance satisfactory to Buyer, of the “tail” insurance policies having been obtained in accordance with Section 7.3(b);

(xi) Amendment to Grant Agreements under 2021 Management Incentive Plan. Written evidence, in form and substance satisfactory to Buyer, of amendments to the grant agreements under the 2021 Management Incentive Plan to provide for payment of all amounts due thereunder upon the Closing;

(xii) Termination of Employment and Benefit Coverage. Written evidence, in form and substance reasonably satisfactory to Buyer, of the termination of all employment and benefit coverage arrangements for the individuals identified on Section 2.8(a)(xii) of the Disclosure Schedule effective as of no later than immediately prior to the Closing;

(xiii) Termination of Severed Persons. Written evidence, in form and substance reasonably satisfactory to Buyer, of the termination of each Severed Person’s employment with the Company and all of its applicable Subsidiaries effective as of no later than immediately prior to the Closing; and

(xiv) Evidence of Forgiveness and Reporting. Written evidence, in form and substance reasonably satisfactory to Buyer, of the reporting of the forgiveness of all loans on IRS Form 1099 (and related interest) for the Persons, and in the amounts, identified on Section 5.1(b)(iv) of the Disclosure Schedule effective as of no later than immediately prior to the Closing.

(b) Buyer shall deliver, or cause to be delivered, the amounts contemplated by Section 2.3(b), and shall deliver, or cause to be delivered, to Seller or any other Person designated by Seller (unless the delivery is waived in writing by Seller), the following documents, in each case duly executed or otherwise in proper form:

(i) Officer’s Certificate of Buyer. A certificate, duly executed by an authorized officer of Buyer and dated as of the Closing Date, certifying as to the due approval and authorization of Buyer (in accordance with the Organizational Documents of Buyer) of the transactions contemplated by this Agreement and the Ancillary Agreements, and attaching copies of the board and/or equity holder resolutions that include such authorization and approval;

(ii) Bring-Down Certificate. Seller shall have received a certificate dated as of the Closing Date and executed by an executive officer of Buyer certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(iii) Escrow Agreement. The Escrow Agreement, duly executed by Buyer and the Escrow Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the disclosure schedule (subject to Section 11.15) delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Buyer as follows:

3.1 Organization; Good Standing.

(a) Each of Seller, the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries is duly licensed or qualified to conduct business and is in good standing (where such concept is applicable) under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries possess the full power and authority necessary to own and operate their respective properties and assets and to carry on the businesses as presently conducted, except where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Company or any of its Subsidiaries is in default under or in violation of its Organizational Documents. At the Closing, the Company’s and its Subsidiaries’ Organizational Documents, minute books, and stock transfer ledger will be in the possession of the Company.

3.2 Capitalization; Title to Shares.

(a) The authorized, issued and outstanding Equity Interests of the Company and its Subsidiaries as of the date of this Agreement are set forth on Section 3.2(a)(i) of the Disclosure Schedule, and except as set forth on Section 3.2(a)(i) of the Disclosure Schedule, as of the date of this Agreement, no other Equity Interests or debt securities of the Company or any of its Subsidiaries are authorized, issued or outstanding.

(b) All of the issued and outstanding Equity Interests of the Company and its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Section 3.2(b) of the Disclosure Schedule, there are no outstanding equity appreciation rights, profit participation or other similar rights with respect to Equity Interests of the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company or the applicable Subsidiary. The Equity Interests of the Company and its Subsidiaries were issued in compliance with applicable Law and were not issued in violation of any preemptive right, subscription right or right of first refusal.

(c) Except as set forth on Section 3.2(c) of the Disclosure Schedule, (i) none of the Company or any of its Subsidiaries is a party to any Contract and there are no outstanding options, warrants, rights, calls, convertible securities, or other obligations, relating to the voting of, or requiring the issuance, transfer, repurchase, redemption or sale of, any Equity Interests of the Company or the applicable Subsidiary, (ii) there are no voting trusts, stockholder agreements, proxies, or other Contracts or understandings in effect with respect to the voting or transfer of any of the Company or any Subsidiary Equity Interest, and (iii) there are no accrued and unpaid dividends with respect to any outstanding Equity Interests of the Company or any of its Subsidiaries.

(d) Seller is the sole record and beneficial owner of the Shares, free and clear of all Liens (other than Permitted Liens). Seller has good and marketable title to the Shares and has the power and authority to sell, transfer, assign and deliver the Shares to Buyer upon the terms and subject to the conditions set forth in this Agreement. Upon Seller’s receipt of the Estimated Purchase Price, Buyer will acquire good and valid title to all of the Shares, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws).

(e) Except as set forth on Section 3.2(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries, directly or indirectly own, or have any interest in or right to acquire, any Equity Interests of any other Person. Neither the Company nor any of its Subsidiaries, directly or indirectly control (as such term is defined in the definition of “Affiliate”) any other Person other than the Persons listed on Section 3.2(e) of the Disclosure Schedule which sets forth each Subsidiary of the Company and such Subsidiary’s jurisdiction of organization or formation and ownership structure.

3.3 Power and Authority. Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (collectively, the “Ancillary Agreements”) to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller, and no other or further action or proceeding on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy.

3.4 Consents and Approvals; No Violation.

(a) Except: (i) as set forth on Section 3.4(a) of the Disclosure Schedule; (ii) for any filings required to be made pursuant to the HSR Act and any other Antitrust Laws; and (iii) for any other notices, filings, authorizations, consents or approvals as may be required under applicable Law (all of the foregoing, the “Seller Required Governmental Approvals”), none of Seller, the Company or any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, other than such notices, filings, authorizations, consents or approvals that, if not given, made or obtained, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Section 3.4(b) of the Disclosure Schedule, and assuming the Seller Required Governmental Approvals are obtained or made, as the case may be, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not: (i) violate or conflict with any provision of the Organizational Documents of Seller, the Company or any of its Subsidiaries; (ii) violate any Law or Order to which Seller, the Company or any of its Subsidiaries is subject; (iii) conflict with, result in a breach of, constitute a default under (whether with or without the passage of time, the giving of notice or both), result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which the Company or any of its Subsidiaries is a party or any Permit affecting the properties, assets or business of the Company and its Subsidiaries; (iv) trigger any “change of control” or other similar provisions contained in any Contract to which the Company or any of its Subsidiaries is a party, or any Permit affecting the properties, assets or business of the Company and its Subsidiaries; or (v) result in the creation of any Lien (except for a Permitted Lien), except, in the case of clauses (ii), (iii), (iv) or (v) above, for such violations, conflicts, breaches, defaults or rights of acceleration, termination, modification or cancellation as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5 Brokers’ Fees. Except for Moelis or as set forth on Section 3.5 of the Disclosure Schedule, none of Seller, the Company or any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Seller, the Company or any of its Subsidiaries, or to which Seller, the Company or any of its Subsidiaries is subject.

3.6 Real Property.

(a) Owned Real Property. Section 3.6(a) of the Disclosure Schedule sets forth a true, correct and complete list of the addresses of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company and its Subsidiaries, as applicable, have good, fee simple and marketable fee title to all of the Owned Real Property free and clear of any Lien (other than Permitted Liens). Except as set forth on Section 3.6(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have leased, licensed or otherwise granted to any Person the right to use or occupy the Owned Real Property, and there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Owned Real Property (or, in each case, any portion thereof or interest therein).

(b) Leased Real Property. Section 3.6(b) of the Disclosure Schedule sets forth the address of each Leased Real Property, and a true, complete and correct list of all Leases for each such Leased Real Property (the “Real Property Leases”). Except as set forth on Section 3.6(b) of the Disclosure Schedule, with respect to each of the Real Property Leases: (i) the Company (or the applicable Subsidiary of the Company) enjoys peaceful and undisturbed possession under such Real Property Leases; (ii) all rent payable under such Real Property Leases has been paid to date; and (iii) none of the Company or any of its Subsidiaries is subleasing, licensing, or otherwise granting any Person the right to use or occupy such Leased Real Property or any portion thereof. The Company has provided to Buyer a correct and complete copy of each Real Property Lease, including all amendments, modifications, exhibits, guaranties, and schedules. The Company (or the applicable Subsidiary of the Company) has a valid leasehold interest under each Real Property Lease, free and clear of any Lien (other than Permitted Liens). The Company (or the applicable Subsidiary of the Company) has performed and complied with all of its covenants and obligations under each Real Property Lease in all material respects. Except as set forth on Section 3.16(b) of the Disclosure Schedule, no consent of or waiver from any landlord is required under any Real Property Lease in connection with the transactions contemplated by this Agreement. All of the landlord’s obligations to construct tenant improvements under each Real Property Lease have been paid and performed in all material respects and all concessions from the landlord under each Real Property Lease have been paid and performed in all material respects.

(c) The Company Real Property constitutes all of the real property used in or necessary to conduct the Business as currently conducted and proposed to be conducted. Except as set forth on Section 3.6(c) of the Disclosure Schedule, neither the Company nor any its Subsidiaries have collaterally assigned or granted any security interest in any Company Real Property or any interest therein. The use and operation of the Company Real Property in the conduct of the Business does not violate any Law, covenant, condition, restriction, easement, license, permit or agreement in any material respects. There is no condemnation, expropriation, or other proceeding in eminent domain pending or, to the Knowledge of Seller, threatened affecting any portion of the Owned Real Property or, to the Knowledge of Seller, any portion of the Leased Real Property. To the Knowledge of Seller, the buildings and other improvements constituting the Company Real Property are in good condition and repair (ordinary wear and tear excepted) in all material respects and to the extent required by applicable Law, all material certifications, permits, licenses and approvals for the use and occupancy of the Company Real Property have been obtained and are in full force and effect.

3.7 Financial Statements.

(a) True, correct and complete copies of the following financial statements have been delivered or made available to Buyer prior to the date hereof and are set forth on Section 3.7(a) of the Disclosure Schedule:

(i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019, December 31, 2020 and December 31, 2021 and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to such consolidated financial statements (the “Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2022 (the “Balance Sheet Date”) and the related consolidated statements of income and cash flows for the three (3)-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements: (i) have been prepared from, and are consistent with, the books and records of the Company and its Subsidiaries, and have been prepared in accordance with GAAP applied on a basis consistent with past practice for the periods covered thereby, except (A) for the deviations and other items described on Section 3.7(b) of the Disclosure Schedule, which are not in accordance with GAAP; and (B) that the Interim Financial Statements do not contain any footnotes, disclosures or other presentation items and are subject to normal year-end adjustments; and (ii) present fairly the financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, as of the dates thereof and for the periods covered thereby (with respect to the Interim Financial Statements, subject to normal year-end audit adjustments and any other adjustments expressly described therein).

(c) The books and records of the Company have been maintained consistent with the Company’s usual business practices, and reflect in all material respects all the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the Company’s Financial Statements.

(d) The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Within the past five (5) years there has not been: (x) any significant deficiency or material weakness in any system of internal accounting controls used by the Company, (y) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of Financial Statements or the internal accounting controls used by the Company or (z) any claim or allegation regarding any of the foregoing. Since December 31, 2020, there has been no change in any of the accounting (and Tax accounting) policies, practices or procedures of the Company and its Subsidiaries other than changes required by GAAP or applicable Law.

3.8 Undisclosed Liabilities. The Company does not have any material Liabilities, except: (a) Liabilities reflected on, or reserved against in, the Financial Statements (subject to changes resulting from normal year-end adjustments); (b) Liabilities that have arisen since the Balance Sheet Date in the Ordinary Course (and are not, individually or in the aggregate, material in amount), none of which is a Liability resulting from or arising out of any breach of Contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; (c) Liabilities that are expressly provided for under this Agreement or have been incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (d) Liabilities set forth on Section 3.8 of the Disclosure Schedule.

3.9 Absence of Certain Changes.

(a) Except as set forth on Section 3.8(a) of the Disclosure Schedule, since the Balance Sheet Date: (i) there has not occurred any Material Adverse Effect; and (ii) the Company and its Subsidiaries have conducted the Business in the Ordinary Course in all material respects.

(b) Without limiting the generality of Section 3.9(a), and except (i) as set forth in Section 3.9(b) of the Disclosure Schedule or (ii) as expressly required by this Agreement, since the Balance Sheet Date, none of the Company or any of its Subsidiaries has taken (or failed to take, when applicable) any action described in Section 5.1(b).

3.10 Compliance with Law; Permits.

(a) Except as set forth on Section 3.10(a) of the Disclosure Schedule, the Company and its Subsidiaries are in material compliance with all applicable Laws and Orders. Except as set forth on Section 3.10(a) of the Disclosure Schedule, (i) neither Seller nor the Company has received any written notice from a Governmental Authority alleging that the Company is not in material compliance with any applicable Law, and (ii) no Action alleging any failure to comply with any applicable Law or Order is pending or, to the Knowledge of Seller, currently threatened in writing against the Company or any of its Subsidiaries.

(b) Except as set forth on Section 3.10(b) of the Disclosure Schedule: (i) the Company and its Subsidiaries hold all material Permits required in connection with the conduct of the Business as currently conducted (a true, complete and correct list of which, including dates of issuance and expiration, is set forth in Section 3.10(b)(i) of the Disclosure Schedule); (ii) no written notices have been received by the Company or any of its Subsidiaries (A) alleging the failure to hold any material Permits by any Governmental Authority, or (B) threatening or seeking to withdraw, revoke, terminate, or suspend any of such material Permit; (iii) each such material Permit is in full force and effect; and (iv) the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such material Permits.

3.11 Assets. The Company and its Subsidiaries have good and valid title to, a valid leasehold interest in, or a valid license or other contractual right to use all properties and assets shown on the Interim Financial Statements or acquired thereafter, free and clear of all Liens, other than any Permitted Liens. Each tangible asset is free from material patent defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear) and is suitable for the purposes for which it is presently used. The properties and assets owned, leased, or licensed by the Company and its Subsidiaries constitute all of the properties and assets used in or necessary to conduct the Business as currently conducted.

3.12 Environmental Matters.

(a) Except as set forth on Section 3.12(a) of the Disclosure Schedule or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole:

(i) the Company and its Subsidiaries are, and for the past five (5) years have been, in compliance with all Environmental Laws;

(ii) the Company and its Subsidiaries possess all Permits required under Environmental Law to own, lease, and operate their properties and assets and to conduct the Business as currently conducted (collectively, the “Environmental Permits”). Section 3.12(a)(ii) of the Disclosure Schedule sets forth a complete and correct list of all material Environmental Permits. All Environmental Permits are in full force and effect. Neither the Company nor any Subsidiary has received any written notice threatening or seeking to withdraw, revoke, terminate, suspend or adversely renew, amend or modify any of its Environmental Permits. No Environmental Permit will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby;

(iii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of Seller any other Person, has caused, contributed to or allowed any release at any property, or handled or managed any Hazardous Material, in a manner that could reasonably be expected to result in the Company or any of its Subsidiaries incurring any Liability or being required to take any corrective action pursuant to Environmental Law;

(iv) neither the Company nor any of its Subsidiaries has assumed by Contract or by operation of law, or provided an indemnity with respect to, the Liability of any other Person under Environmental Law;

(v) neither the Company nor any of its Subsidiaries has any outstanding obligation pursuant to any Order specifically relating to the Company or any of its Subsidiaries and arising under Environmental Law;

(vi) to the Knowledge of Seller, there are no existing facts, events or conditions that could reasonably be expected to result in the Company or any Subsidiary making any environmental capital expenditure after the Closing Date to comply with Environmental Law or otherwise to prevent, hinder or limit the Company’s ability to maintain compliance with Environmental Law after the Closing Date;

(vii) none of the Company or any of its Subsidiaries has received any written notice that remains unresolved from any Governmental Authority or any other Person alleging that the Company or any of its Subsidiaries is not in compliance with or has Liability under any Environmental Law;

(viii) Seller has made available to Buyer correct copies of all material environmental compliance audits or reports prepared within the past five (5) years (including Phase I or Phase II assessments, soil or groundwater sampling investigations, and other material environmental documents that assess Liability or potential Liability under Environmental Law that relate to the Business, or to the current or former operations and facilities of the Company and its Subsidiaries), that are in the reasonable possession or control of Seller, the Company or any of their respective Representatives; and

(ix) the use and operation of the Business as currently conducted on the Company Real Property comply in all material respects with all applicable Environmental Laws, including any obligation to obtain and comply with a Permit pursuant to Environmental Law.

(b) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 3.12 constitute the sole representations and warranties made by Seller in this Agreement with respect to environmental matters.

3.13 Tax Matters.

(a) All Tax Returns required to have been filed by the Company or any of its Subsidiaries (as any deadlines for filing may have been extended by duly filed applications for extension) have been timely filed (taking into account all available extensions of the filing deadlines). All such Tax Returns were true, correct and complete in all material respects. All Taxes (whether or not reported on such Tax Returns) due and owing by the Company or any of its Subsidiaries have been fully paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets or properties of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes, which the Company and its Subsidiaries are required by Law to withhold or collect, including sales and use taxes, goods and services taxes. The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. All information returns required to be filed by the Company or any of its Subsidiaries have been timely filed, and all material statements required to be furnished to payees by the Company or any of its Subsidiaries have been timely furnished to such payees, and the information set forth on such information returns and statements is accurate and complete in all material respects.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, there is no Tax audit or administrative or judicial Tax proceeding pending with respect to the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice indicating an intent to investigate or open an audit or other review of any Tax or Tax Return of the Company or any of its Subsidiaries. No position has been taken on any Tax Return of the Company or any of its Subsidiaries for a taxable year for which the statute of limitations for the assessment of any Tax with respect thereto has not expired that is substantially similar to any position which a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of the Company or any of its Subsidiaries.

(d) None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No taxing jurisdiction (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that the Company or any of its Subsidiaries is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction. Neither the Company nor any of its Subsidiaries has a permanent establishment or otherwise maintains an office or fixed place of business in a country other than the country in which it is organized. Neither the Company nor any of its Subsidiaries is subject to taxation nor do they have any Tax filing obligations in any jurisdiction outside of the United States.

(e) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(f) Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been, a party to any transaction that is or would be part of any “reportable transaction” or “listed transaction” (as defined in Sections 6011, 6111, or 6112 of the Code) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign tax Law.

(g) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other Contract which is treated as a partnership for U.S. federal income Tax purposes.

(h) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (ii) as a transferee or successor or by Contract (other than any Contract entered into in the Ordinary Course, the primary purpose of which is not the sharing of Taxes).

(i) Neither the Company nor any of its Subsidiaries (i) is or has been required to include any amount in income by reason of Section 951A of the Code; (ii) has claimed a deduction under Section 250 of the Code; or (iii) is or has been required to pay the Tax imposed by Section 59A of the Code. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of the application of Section 965 of the Code nor has made an election under Section 965(h) of the Code.

(j) Neither the Company nor any of its Subsidiaries has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable U.S. Tax law in connection with COVID-19, in each case that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of the Company or any of its Subsidiaries to any Governmental Authority that has not been paid prior to the date hereof.

(k) Neither the Company nor any of its Subsidiaries has (i) applied for a private letter ruling, technical advice memoranda or similar agreements or rulings with respect to Taxes or (ii) entered into a closing agreement, offer in compromise, or voluntary disclosure agreement with respect to Taxes with any Governmental Authority.

(l) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (other than any Contract entered into in the Ordinary Course, the primary purpose of which is not the sharing of Taxes).

(m) No power of attorney related to or attributable to any Taxes is currently in effect with respect to the Company or any of its Subsidiaries.

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or non-U.S. Tax Law) made prior to the Closing; or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has used any improper Tax accounting method.

(o) The Company is not a “United States real property holding company” within the meaning of Section 897 of the Code within the period specified in that section.

(p) The Company and each of its Subsidiaries is, and has at all times been, in compliance in all material respects with all applicable escheat and unclaimed property Laws, and has filed all required unclaimed property reports with all applicable Governmental Authorities. Neither the Company nor any of the Subsidiaries has any unpaid amounts due with respect to any escheat and unclaimed property Laws.

(q) Notwithstanding anything to the contrary contained in this Agreement, (i) the representations and warranties contained in this Section 3.13 and Section 3.18 constitute the sole representations and warranties made by Seller in this Agreement with respect to Tax matters, and (ii) Seller, the Company and its Subsidiaries are not making any representation or warranty as to (A) the amount, utilization or availability of any net operating loss, capital loss, tax credit, tax basis or other Tax attribute of the Company or any of its Subsidiaries, or (B) any position taken by Buyer or its Affiliates (including, after the Closing, the Company and its Subsidiaries) for any taxable period (or portion thereof) beginning after the Closing Date.

3.14 Intellectual Property Rights.

(a) Except as otherwise set forth on Section 3.14(a) of the Disclosure Schedule, the Company and its Subsidiaries, collectively, own or possess, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Owned Intellectual Property Rights. Except as set forth on Section 3.14(a) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not impair the right, title or interest of the Company or any of its Subsidiaries in or to any of the Owned Intellectual Property Rights, and each item of Owned Intellectual Property Rights will continue to be owned by the Company or any of its Subsidiaries immediately after the Closing.

(b) Except as set forth on Section 3.14(b) of the Disclosure Schedule: (i) to the Knowledge of Seller, the use of any Owned Intellectual Property Rights by the Company or any of its Subsidiaries and the conduct of the Business as presently conducted does not infringe upon or misappropriate the Intellectual Property Rights of any Person; (ii) since January 1, 2019, none of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or written notice alleging any such infringement or misappropriation and, to the Knowledge of Seller, no such charge, complaint, claim, demand or written notice is currently threatened; (iii) since January 1, 2019, no claims by any third party challenging the validity, enforceability, ownership by the Company or any of its Subsidiaries or use of any Owned Intellectual Property Rights by the Company or any of its Subsidiaries have previously been asserted, are currently pending, or, to the Knowledge of Seller, are currently threatened (excluding, in each case, ordinary course prosecution proceedings with respect to Company Registered IP before the United States Patent and Trademark Office or its equivalent foreign authority); and (iv) to the Knowledge of Seller, since January 1, 2019, no Person has infringed upon or misappropriated any Owned Intellectual Property Rights.

(c) Section 3.14(c)(i) of the Disclosure Schedule identifies all Owned Intellectual Property Rights registered (or applied for) with any Governmental Authority or Internet domain name registrar, including for each item the recorded owner, but excluding any items that are abandoned, cancelled, expired, withdrawn, or finally refused (without right of appeal) (the “Company Registered IP”). Section 3.14(c)(ii) of the Disclosure Schedule identifies each pending Action in which the Company Registered IP is involved, excluding routine prosecution efforts before the United States Patent and Trademark Office or equivalent foreign authority.

(d) The Company Registered IP is subsisting, and to the Knowledge of Seller, valid and enforceable (excluding pending applications). All governmental fees as well as all registration, maintenance and renewal fees associated with the Company Registered IP and due as of the date hereof have been paid in full. None of the Owned Intellectual Property Rights is subject to any Order restricting the use or ownership thereof by the Company or any of its Subsidiaries. With respect to all Intellectual Property Rights used in the Business that are not Owned Intellectual Property Rights, such Intellectual Property Rights are validly licensed by the Company and its Subsidiaries pursuant to an enforceable written Contract granting the Company and its Subsidiaries the right to use such Intellectual Property Rights as they are currently used in the Business.

(e) The Company and its Subsidiaries take reasonable steps to protect the rights of the Company and its Subsidiaries in its confidential information and trade secrets.

(f) Since January 1, 2019, there has not been any material failure or substandard performance that: (i) has occurred with respect to any software, hardware, network or other computer systems owned, licensed or leased by the Company or any of its Subsidiaries; (ii) has caused a Material Adverse Effect; and (iii) has not since been fully remedied.

(g) The Company and its Subsidiaries have implemented, maintained, and have at all times complied with commercially reasonable security, backup and disaster recovery policies, procedures and systems.

3.15 Privacy and Data Security.

(a) The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with (i) all applicable Data Protection Laws; (ii) all applicable contractual obligations concerning data privacy and security relating to Personal Information in the possession or control of the Company or any of its Subsidiaries or maintained by third parties having access to such information under Contracts (or portions thereof) to which the Company or any of its Subsidiaries is a party; and (iii) the requirements of any privacy or security-related self-regulatory organizations or certifications to which the Company is obligated to adhere (collectively, “Privacy Agreements”). The Company and its Subsidiaries have not transferred any Personal Information across any international borders except in material compliance with applicable Data Protection Laws.

(b) The Company and its Subsidiaries have in place, maintain, and comply with, a comprehensive written information security program that (i) complies in all material respects with all applicable Data Protection Laws; and (ii) includes and incorporates all administrative, technical, organization, and physical security procedures and measures that are commercially reasonable and appropriate to preserve the confidentiality, integrity, and availability of all Personal Information in the possession or control of the Company and its Subsidiaries and to protect against Security Breaches.

(c) The Company and its Subsidiaries have had no Security Breaches that have materially impacted the Company or its Subsidiaries or resulted in material Liability to the Company or its Subsidiaries. The Company and its Subsidiaries have not received written notice of any pending, nor has there ever been any Action against the Company or any of its Subsidiaries initiated by (i) any Person; or (ii) any other Governmental Authority, alleging that there has been a Security Breach or alleging that any activity of the Company or any of its Subsidiaries is in violation of any applicable Data Protection Laws, Privacy Agreements, or Privacy Policies, and to the Knowledge of Seller, there is no reasonable basis for any such Action.

(d) The Company and its Subsidiaries are, and at all times have been, in material compliance with all applicable public-facing privacy policies of the Company and its Subsidiaries regarding their privacy policies and practices (collectively, the “Privacy Policies”), and the Privacy Policies have been maintained to be compliant in all material respects with Data Protection Laws and consistent with the actual practices of the Company and its Subsidiaries. The Privacy Policies permit the current uses of the Personal Information by the Company and its Subsidiaries.

(e) The Company and its Subsidiaries contractually require all third parties providing services to the Company and its Subsidiaries that have access to or receive Personal Information from or on behalf of the Company and its Subsidiaries, to comply with all applicable Data Protection Laws and to take all commercially reasonable steps to ensure that all Personal Information in such third parties’ possession or control is protected in a manner that is consistent with the requirements of the security program.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate in any material respects any applicable Data Protection Laws, Privacy Policies, or Privacy Agreements or result in or give rise to any right of termination or other right to impair or limit in any material respect the Company’s or any of its Subsidiaries’ rights to own or use any Personal Information used in or necessary for the conduct of their businesses.

3.16 Contracts.

(a) Section 3.16(a) of the Disclosure Schedule sets forth a true, complete and correct list of the following Contracts to which the Company or any of its Subsidiaries is a party (each, a “Material Contract”):

(i) any Contract relating to the lease of personal property to or from any Person that involved rental payment obligations in excess of $250,000 during the twelve (12) months ended December 31, 2021;

(ii) any Real Property Lease;

(iii) any Contract under which the Company or any of its Subsidiaries is a lessee of or holds or operates any equipment, vehicle, or other tangible personal property that is owned by another Person and that has resulted in or that is reasonably expected to result in expenditures by the Company of more than $150,000 in 2021 or 2022;

(iv) any Contract granting any Person exclusive rights to sell, distribute, promote or undertake any activity involving the Business in any geographical area or with respect to any particular product;

(v) except for purchase orders of the Company or its Subsidiaries issued or received in the Ordinary Course for the purchase or sale of supplies, products, goods or services, any Contract for the purchase or sale of supplies, products or goods, or for the furnishing or receipt of services, in each case that involved payment obligations in excess of $250,000 during the twelve (12) months ended December 31, 2021;

(vi) any Contract with a Material Customer or a Material Supplier;

(vii) any Contract that involves any partnership, strategic alliance, joint venture or sharing of profits by the Company or any of its Subsidiaries with any other Person;

(viii) any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case other than the sale of supplies, products or goods in the Ordinary Course;

(ix) any Contract relating to Company Indebtedness or the placing of a Lien (other than a Permitted Lien) on any of the assets of the Company or any of its Subsidiaries;

(x) any Contract pursuant to which the Company or any of its Subsidiaries (A) grants to any Person any right or license under Owned Intellectual Property Rights or (B) receives any right or license under material Intellectual Property Rights owned by another Person, but excluding in each case, (1) licenses or services Contracts for commercially available software or services (including software as a service) available on standard terms, (2) licenses for open source software, (3) Contracts with current and former employees, contractors, and consultants of the Company or any of its Subsidiaries, (4) non-disclosure Contracts, (5) Incidental IP Contracts entered into in the Ordinary Course; and (6) non-exclusive licenses to Owned Intellectual Property Rights entered into in the Ordinary Course;

(xi) any collective bargaining agreement or other agreement with any union or similar employee representative;

(xii) any Contract for the employment or engagement of any individual on a full-time, part-time or consulting basis (including independent contractors) providing for base compensation in excess of $250,000 per annum, other than any such Contract that is terminable “at will” without penalty, Liability or premium upon notice of ninety (90) days or less;

(xiii) any collective bargaining agreement or other Contract with any labor organization, union, or association;

(xiv) any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person;

(xv) any Government Contract or any other Contract with any Governmental Authority;

(xvi) any settlement, conciliation or similar agreement entered into in the past three (3) years under which there are continuing obligations or Liabilities on the part of the Company or any of its Subsidiaries;

(xvii) any Contract under which any other Person has agreed to perform any services on behalf of the Company or any of its Subsidiaries that are required to be performed by the Company or any of its Subsidiaries under any other Contract;

(xviii) any Contract that contains any “non-solicitation”, “no hire” or similar provisions which restrict the Company or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees;

(xix) any Contract which (i) requires the Company or any of its Subsidiaries to purchase all or a material portion of its requirements for any good or service from or sell any product or service exclusively to a Person, or (ii) contains any minimum or “take or pay” purchase or volume requirements, or preferential pricing terms, including any Contract with any “most favored nation” provision;

(xx) any Contract that includes any right of first offer or refusal or other similar term favoring any other Person; and

(xxi) any Contract obligating the Company or any of its Subsidiaries: (A) to refrain from competing with any business, (B) to refrain from conducting business in any particular jurisdiction, or (C) to refrain from conducting any business with certain parties.

(b) The Company has delivered or made available to Buyer a true, complete and correct copy of each Material Contract. Except as set forth on Section 3.16(b) of the Disclosure Schedule, with respect to each Material Contract: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Subsidiary of the Company that is a party thereto, enforceable in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy; (ii) none of the Company or any of its Subsidiaries, or to the Knowledge of Seller, any other party to such Material Contract, is in material breach or material default under such Material Contract; and (iii) to the Knowledge of Seller, no event has occurred since January 1, 2020 or circumstance exists which, with notice or lapse of time or both, would constitute such a material breach or material default, or permit termination, modification in any adverse manner, or acceleration under such Material Contract. None of the Company nor any of its Subsidiaries has received written notice of an intention by a counterparty to a Material Contract to terminate such Contract or materially amend the terms of such Contract in a manner adverse to the Company or the applicable Subsidiary of the Company that is a party thereto. None of the Company nor any of its Subsidiaries has waived any material rights under any Material Contract.

3.17 Government Contracts.

(a) Each Open Government Contract to which the Company or any of its Subsidiaries is a party is listed on Section 3.17(a) of the Disclosure Schedule. Section 3.17(a) of the Disclosure Schedule lists and identifies each outstanding Government Bid, including whether the Government Bid is for a Government Prime Contract or a Government Subcontract and the customer program name. Section 3.17(a) of the Disclosure Schedule further lists and identifies each active teaming agreement and joint venture. True and complete copies of all Open Government Contracts, Government Bids, and teaming agreement and joint ventures identified in Section 3.17(a) of the Disclosure Schedule, including all amendments, modifications, and documents incorporated by reference have been delivered, provided or made available to Buyer, except as precluded from disclosure by national security classification restrictions.

(b) All of the Company’s and any of its Subsidiaries’ Government Contracts were legally awarded, and no Open Government Contract or Government Bid is currently the subject of any bid or award protest proceedings and, to the Knowledge of Seller, no such Open Government Contract or Government Bid is reasonably likely to become the subject of bid or award protest proceedings. Neither the Company nor any or its Subsidiaries, nor, to the Knowledge of Seller, any director, officer, employee, consultant or Affiliate of the Company or any of its Subsidiaries has been, has been proposed for, or is currently suspended, debarred, proposed for suspension or debarment, or otherwise precluded from participating in programs funded by any Governmental Authority or in the award of any Government Contract. Neither the Company nor any of its Subsidiaries have been subject to the Cost Accounting Standards of FAR Part 30 and 48 C.F.R. Chapter 99 (FAR Appendix). The Company and its Subsidiaries have materially complied with the applicable provisions of the Truthful Cost or Pricing Data Act (formerly known as the Truth in Negotiations Act) and FAR Part 31, Contract Cost Principles and Procedures.

(c) Since January 1, 2019, each of the Company and its Subsidiaries have complied in all material respects with: (i) all applicable statutory and regulatory requirements pertaining to each of its Government Contracts and Government Bids, including the FAR; (ii) all material terms and conditions, including (but not limited to) all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of its Government Contracts, whether incorporated expressly, by reference, or by operation of Law; and (iii) applicable representations, certifications and disclosure requirements under the Company’s and its Subsidiaries’ Government Contracts and each of the Company’s and its Subsidiaries’ Government Bids.

(d) Since January 1, 2019, neither the Company, its Subsidiaries, nor, to the Knowledge of Seller, any of their respective employees has made or accepted anything of value, directly or indirectly, to or from any Person in violation of applicable Laws, including (but not limited to) Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

(e) To the Knowledge of Seller, neither the Company nor its Subsidiaries is undergoing and, since January 1, 2019, have undergone any audit, review, inspection, investigation, survey or examination of their records relating to any of the Company’s or its Subsidiaries’ Government Contracts (other than in the ordinary course of business consistent with past practice), and to the Knowledge of Seller, there is no reasonable basis for any such audit, review, inspection, investigation, survey or examination or examination of records, other than in the ordinary course of business. There are no outstanding written, or to the Knowledge of Seller other, requests for equitable adjustment, claims, or disputes relating to the Company’s or its Subsidiaries’ Government Contracts that have been asserted by the Company or any of its Subsidiaries or against the Company or any of its Subsidiaries by any Governmental Authority, any prime contractor, any higher-tier subcontractor, any lower-tier subcontractor, or any third party; and, to the Knowledge of Seller, no facts or allegations exist that could give rise to such a claim or dispute.

(f) Since January 1, 2019, neither any Governmental Authority nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has: (i) notified the Company or its Subsidiaries, in writing, or to the Knowledge of Seller otherwise, of any actual or alleged violation or breach of any Law or Government Contract; (ii) withheld or set off, or attempted to withhold or set off, monies due to the Company or any of its Subsidiaries under any of the Company’s or its Subsidiaries’ Government Contracts, and, to the Knowledge of Seller, no facts or allegations exist that could give rise to such a withhold or set off; or (iii) questioned or disallowed any costs claimed by the Company or its Subsidiaries under the Company’s or its Subsidiaries’ outstanding Government Contracts, and, to the Knowledge of Seller, no facts or allegations exist that could give rise to any such disallowed costs.

(g) Since January 1, 2019, neither the Company nor its Subsidiaries has been issued a show cause, cure, deficiency, default or similar written, or to the Knowledge of Seller other, notice from any Governmental Authority or any prime contractor or higher-tier subcontractor relating to any of the Company’s or its Subsidiaries’ Government Contracts, and, to the Knowledge of Seller, no facts or allegations exist that could give rise to such a notice.

(h) Neither the Company nor any of its Subsidiaries use any covered articles (as defined in FAR 52.204-23), telecommunications or video surveillance equipment, or services, (as defined in FAR 52.204-25) or provides covered articles, telecommunications or video surveillance equipment, or services to the U.S. Government. The Company and its Subsidiaries have conducted reasonable inquiries to confirm that they do not use any covered articles, telecommunications or video surveillance equipment, or services.

3.18 Labor Matters.

(a) Except as set forth on Section 3.18(a) of the Disclosure Schedule, for the Company and its Subsidiaries: (a) there is no collective bargaining agreement or relationship; (b) there is no unfair labor practice charge or complaint pending or, to the Knowledge of Seller, currently threatened before the National Labor Relations Board or any other Governmental Authority; (c) there is not currently any labor strike, lockout, work stoppage or other material concerted labor dispute or formal complaint and, to the Knowledge of Seller, no such dispute or complaint is currently threatened; and (d) to the Knowledge of Seller, no union organization campaign is currently in progress with respect to any employees of the Company and its Subsidiaries.

(b) Except as set forth on Section 3.18(b) of the Disclosure Schedule, the Company and its Subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, discrimination, collective bargaining, immigration, workers’ compensation, and unemployment compensation. All independent contractors and consultants providing personal services to the Company and its Subsidiaries have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all employees of the Company and its Subsidiaries have been properly classified under the Fair Labor Standards Act and similar state laws.

(c) Section 3.18(c) of the Disclosure Schedule sets forth a list of each Company Employee and independent contractor providing services to the Company and its Subsidiaries as of the date of this Agreement, and in the case of each such Company Employee and independent contractor, the following information, as applicable, as of the date hereof: (i) title or position; (ii) date of hire or commencement of services; (iii) work location; (iv) whether full-time or part-time and whether exempt or non-exempt; (v) whether covered by the terms of a collective bargaining or similar agreement or an employment or independent contractor agreement; (vi) whether on leave from active employment and if so, the date such leave commenced, the reason for such leave, and the anticipated date of return to active employment; (vii) annual salary, hourly rate or fee arrangement, and if applicable, bonus target or other incentive compensation, (viii) accrued but unused vacation or paid time off.

(d) Except as set forth on Section 3.18(d) of the Disclosure Schedule, there is no pending or, to the Knowledge of Seller, threatened charge, claim, or Action against the Company and its Subsidiaries by or before the Equal Employment Opportunity Commission or any state or local Governmental Authority and there have been no such charges, claims or Action since January 1, 2019.

(e) The Company and its Subsidiaries have not taken and currently has no plans to take any action with respect to the transactions contemplated by this Agreement that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or Liability under any state or local plant closing notice Law.

(f) No executive officer or other key employee of the Company and its Subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and its Subsidiaries and, to the Knowledge of Seller, no executive officer or other key employee of the Company and its Subsidiaries has informed the Company or any of its Subsidiaries that such Person intends to terminate his or her employment with the Company and its Subsidiaries.

(g) To the Knowledge of Seller, since January 1, 2019, the Company and its Subsidiaries have investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations (that were made in writing or orally to a member of senior management or human resources personnel). With respect to each such allegations with merit, the Company and its Subsidiaries have taken reasonable corrective action.

(h) A Form I-9 has been completed and retained with respect to each current Company Employee and, where required by law, former employees. The Company and its Subsidiaries have not been the subject of any Action or Order nor, to the Knowledge of Seller, have the Company and its Subsidiaries been the subject of an Action or Order from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement, (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other immigration-related enforcement proceeding.

(i) The Company and its Subsidiaries are and have been in compliance with, to the extent applicable, Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company and its Subsidiaries maintain and comply with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company and its

Subsidiaries are not, and has not been since January 1, 2019, the subject of any Action or Order in connection with any government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. The Company and its Subsidiaries have not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

3.19 Employee Benefits Plans.

(a) Section 3.19(a) of the Disclosure Schedule sets forth a complete and correct list of each Employee Benefit Plan, other than any employment agreement or arrangement that is terminable “at will” without penalty, Liability or premium upon notice of ninety (90) days or less. With respect to each Employee Benefit Plan, the Company has provided to Buyer true, correct and complete copies of (to the extent applicable): (i) all plan and trust documents and any amendments thereto, all contracts relating thereto, or the funding thereof, and summary plan descriptions and summaries of material modification; (ii) the most recent IRS determination or opinion letter relating to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; (iii) the three (3) most recent IRS Forms 5500 (including all schedules), (iv) the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements and any current schedule of the assets, and (v) with respect to any Employee Benefit Plan not in written form, an accurate written description of such Employee Benefit Plan.

(b) Except as set forth on Section 3.19(b) of the Disclosure Schedule, each Employee Benefit Plan complies in all material respects in form with all requirements of applicable Law and has been maintained, funded and administered in material compliance with the terms of such Employee Benefit Plan, the applicable requirements of the Code and ERISA and any other applicable Laws, and, to the Knowledge of Seller, no event has occurred which will or could reasonably be expected to cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. Except as set forth on Section 3.19(b) of the Disclosure Schedule, each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS, and, to the Knowledge of Seller, no event has occurred or condition exists that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan. All Employee Benefit Plans that are subject to Section 409A of the Code comply with Section 409A in form and have been administered in accordance with their terms and Section 409A of the Code.

(c) With respect to each Employee Benefit Plan, all payments, premiums, contributions, and reimbursements required to be made for all periods commencing after January 1, 2019 and ending prior to or as of the Closing Date have been made. There are no Actions (other than routine claims for benefits in the Ordinary Course) pending or, to the Knowledge of Seller, currently threatened with respect to any Employee Benefit Plan, and, to the Knowledge of Seller, no facts exist that could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits). None of the assets of any Employee Benefit Plan are invested in employer securities or employer real property. There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that are not otherwise exempt under Section 408 of ERISA and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any prohibited transaction.

(d) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, sponsors, contributes to, has any obligation to contribute to, or has or at any time within the past six (6) years had any Liability under or with respect to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA or plan subject to Title IV of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iv) any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law, or (v) any multiple employer pension plan or multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(e) Accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of Seller and such obligations include a pro rata amount of the contributions that would otherwise have been made in accordance with past practices and applicable Law for the all plan years since January 1, 2019.

(f) There have been no acts or omissions by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that have given rise to or would reasonably be expected to give rise to interest, fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates may be liable or under Section 409A of the Code for which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or any participant in any Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of section 409A of the Code) may be liable. The Company, its Subsidiaries, and each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) (I) is currently in compliance in all material respects with the Healthcare Reform Laws, and (II) has been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and to the Knowledge of Seller, no conditions or circumstance exists, that would reasonably be expected to subject the Company, or any Health Plan, to material penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

(g) Except as set forth on Section 3.19(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in connection with any other event): (i) entitle any Person to any payment, forgiveness of Company Indebtedness, vesting, distribution, or increase in benefits or compensation, whether under or with respect to any Employee Benefit Plan or otherwise under any compensatory plan; (ii) result in any acceleration of vesting or payment of benefits or compensation or otherwise under any compensatory plan, whether under or with respect to any Employee Benefit Plan or otherwise; (iii) trigger any obligation to fund any Employee Benefit Plan or other compensation or benefit; or (iv) give rise to any “excess parachute payment” as defined in Section 280G(b) of the Code (without regard to subsection (b)(4) thereof). None of the Seller or any of its ERISA Affiliates is a nonqualified entity within the meaning of section 457A of the Code. No Employee Benefit Plan or any contract, agreement, plan, policy, or arrangement with any employee, officer, director, consultant or independent contractor of the Company or any of its ERISA Affiliates provides for a “gross-up” or similar payment in respect of any taxes that may become payable under Sections 409A or 4999 of the Code. There has been no act or omission that would impair the ability of the Seller and its Subsidiaries (or any successor thereto) to amend or terminate any Employee Benefit Plan in accordance with its terms.

(h) Neither the Company nor its Subsidiaries sponsors, contributes to, has any obligation to contribute to, or has any direct or contingent liability with respect to any Employee Benefit Plan, program, policy or arrangement of any kind that is for the benefit of individuals located outside of the United States. Except as would not result in any material Liability to the Company or any of its Subsidiaries, none of the Employee Benefit Plans provides benefits to any individual who is not (i) an eligible employee of the Company or its Subsidiaries, (ii) an eligible former employee of the Company or its Subsidiaries (to the extent coverage of such former employee is required by applicable Law) or (iii) an eligible spouse or dependent of any person covered by clause (i) or (ii).

3.20 Litigation. Except as set forth on Section 3.20 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of Seller, currently threatened in writing against the Company or any of its Subsidiaries. Except as set forth on Section 3.20 of the Disclosure Schedule, none of the Company or any of its Subsidiaries is subject to any outstanding Order that relates specifically to the Company or any of its Subsidiaries.

3.21 Insurance. Section 3.21 of the Disclosure Schedule sets forth a true, complete and correct summary of all policies of insurance for the Company and its Subsidiaries. With respect to each such insurance policy listed on Section 3.21 of the Disclosure Schedule: (a) the policy is in full force and effect, and no written notice of cancellation or termination has been received; and (b) none of the Company or any of its Subsidiaries is in material breach or default (including with respect to the payment of premiums) thereunder. Taken together, the insurance policies (a) provide reasonably adequate insurance coverage for the properties and assets of the Company and its Subsidiaries, the operation of the Business for all material risks normally insured against by a Person carrying on the same business or businesses as the Business and for all material risks to which the Company or any of its Subsidiaries is normally exposed and (b) are sufficient for compliance with all (i) applicable Laws and (ii) Contracts to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or any of its properties or assets is bound. Section 3.21 of the Disclosure Schedule also sets forth a true, correct and complete list of all claims in excess of $50,000 which have been made by or on behalf of the Company since January 1, 2019 under any of the insurance policies, including any claims that are currently pending. Seller has provided to Buyer true, correct and complete copies of all insurance policies held by the Company.

3.22 Affiliate Transactions. Except (a) for employment-related and equity-related arrangements, the payment of compensation and benefits in the Ordinary Course, and travel advances and employee loans in the Ordinary Course; and (b) as set forth on Section 3.22 of the Disclosure Schedule, neither any officer, director or manager of Seller, the Company or any of its Subsidiaries nor, to the Knowledge of Seller, any immediate family member of any officer, director or manager of Seller, the Company or any of its Subsidiaries, is a party to any Contract or ongoing transaction or business relationship with, or has any material interest in any material property used by, the Company or any of its Subsidiaries.

3.23 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions by the Company and its Subsidiaries in the Ordinary Course.

3.24 Inventory. Except as set forth on Section 3.24 of the Disclosure Schedule, (a) the inventories of the Company and its Subsidiaries, including raw materials, supplies, work-in-process, finished goods, and other materials (collectively, the “Inventory”), (i) are in good, merchantable, and useable condition, and (ii) are reflected in the Interim Financial Statements at the lower of cost or market in accordance with GAAP and (b) the inventory obsolescence policies of the Company are appropriate for the nature of the products sold and the marketing methods used by the Company and its Subsidiaries, the reserve for inventory obsolescence contained in the Interim Financial Statements has been determined in accordance with GAAP.

3.25 Material Customers and Material Suppliers.

(a) Section 3.25(a) of the Disclosure Schedule sets forth a complete and correct list of (i) the top fifteen (15) customers of the Company (based on the total amount of sales to such customer) for the year ended December 31, 2021, and for the three (3)-month period ended March 31, 2022 (each, a “Material Customer”), showing the total amount of sales to each such Material Customer during the applicable period and the percentage of the total sales of the Company represented by such sales, and (ii) the top twenty (20) suppliers and vendors to the Company (based on total amount purchased from such supplier or vendor) for the year ended December 31, 2021, and for the three (3)-month period ended March 31, 2022 (each, a “Material Supplier”), showing the total amount of purchases by the Company from each such Material Supplier during the applicable period and the percentage of the total amount of purchases by the Company represented by such purchases.

(b) Since January 1, 2022, there has been (i) no material adverse change in the business relationship, or any material dispute, between the Company and any Material Customer or Material Supplier, (ii) no change in any material term or condition of any Contract between the Company and any Material Customer or Material Supplier in a manner adverse to the Company, and (iii) no written indication that any Material Customer or Material Supplier intends to materially reduce its purchases from or sales to, as applicable, the Company or that any Material Customer or Material Supplier intends to terminate, not renew, or materially amend the terms and conditions of any Contract with the Company in a manner adverse to the Company.

(c) Since January 1, 2022, no Material Customer or Material Supplier has made any breach of contract, indemnification, or similar claim in writing against the Company.

3.26 Bank Accounts. Section 3.26 of the Disclosure Schedule sets forth a complete and correct list of all bank accounts, safe deposit boxes, and lock boxes maintained by or on behalf of the Company and its Subsidiaries and the Persons authorized to sign or otherwise act with respect thereto.

3.27 Disclaimer. Except for the representations and warranties contained in this Article III (including the Disclosure Schedule), none of Seller, the Company, any of its Subsidiaries, any of their respective Representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Buyer, express or implied, at law or in equity, with respect to Seller, the Company or any of its Subsidiaries or the execution and delivery of this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information, documents or materials regarding the Company or any of its Subsidiaries furnished or made available to Buyer and its Representatives in the Dataroom, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement (“Evaluation Material”). Seller hereby disclaims any such representations or warranties (other than, for the avoidance of doubt, the representations and warranties contained in this Article III), and Buyer hereby disclaims any reliance upon any such representations or warranties (other than, for the avoidance of doubt, the representations and warranties contained in this Article III) or Evaluation Material and acknowledges and agrees that none of Seller, the Company, any of its Subsidiaries, any of their respective Representatives, or any other Person, shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer of, or Buyer’s use or reliance on, any such Evaluation Material.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Indiana. Except as would not reasonably be expected to prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement or the Ancillary Agreements, (a) Buyer possesses the requisite power and authority to own, lease and operate its properties and to carry on its business as conducted by Buyer as of the date of this Agreement and (b) Buyer is duly licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted by it requires such licensing or qualification.

4.2 Power and Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer, and no other or further action or proceeding on the part of Buyer or its equity holders is necessary to authorize the execution and delivery by Buyer of this Agreement or any of the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy.

4.3 Consents and Approvals; No Violation.

(a) Except for any filings required to be made pursuant to the HSR Act and any other Antitrust Laws (the “Buyer Required Governmental Approvals”), Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, other than such notices, filings, authorizations, consents or approvals that, if not given, made or obtained, would not reasonably be expected to prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) Assuming the Buyer Required Governmental Approvals are obtained or made, as the case may be, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the Organizational Documents of Buyer; (ii) violate any Law or Order to which Buyer is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Buyer is a party, except in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches as would not reasonably be expected to prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement or the Ancillary Agreements.

4.4 Brokers’ Fees. Buyer does not have any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements based upon any arrangement or agreement made by or on behalf of Buyer, or to which Buyer is subject.

4.5 Litigation. There is no Action pending or, to Buyer’s knowledge, currently threatened against Buyer or any of its properties or assets that challenges, or will have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution of this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding Order.

4.6 Availability of Funds. Buyer, on the date hereof, has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay when due all amounts required to be paid by it under this Agreement, on the terms contained herein, and will have all such capability and funds on the Closing Date. Buyer has no reason to believe that there are any conditions to the payment of such fund or, in the case of any such existing financing commitments, to the drawing of amounts thereunder which cannot be satisfied by Buyer as of the date hereof and as of the Closing Date.

4.7 Investment Representation. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

4.8 Solvency. As of the Closing and immediately after giving effect to the transactions contemplated by this Agreement, including the payments pursuant to Section 2.3(b) and payment of all related fees and expenses of Buyer in connection therewith: (a) the amount of the “fair saleable value” of the assets of the Company and its Subsidiaries will exceed the value of all liabilities of the Company and such Subsidiaries; (b) none of the Company or any of its Subsidiaries will have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Company and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, the Company or any of its Subsidiaries.

4.9 R&W Policy. All premiums on and fees and expenses (including any underwriting fees and surplus lines taxes) relating to the R&W Policy that are required to be paid on or before the date of this Agreement have been paid. The R&W Policy is bound and is in full force and effect. The R&W Policy expressly provides that the insurer(s) and underwriter thereunder (a) waive, and agree not to pursue, directly or indirectly, any subrogation rights, contribution rights, or rights acquired by assignment against Seller and its Affiliates (other than in connection with Fraud) with respect to any claim made by any insured thereunder, and (b) agree that Buyer and its Affiliates will have no obligation to pursue any claim against Seller and its Affiliates in connection with any loss thereunder.

4.10 Buyer’s Due Diligence; Limitations on Representations and Warranties. Buyer hereby acknowledges that, except for the representations and warranties of Seller expressly set forth in Article III, Buyer is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such Evaluation Material, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Buyer acknowledges that it is consummating the transactions contemplated by this Agreement without, and disclaims any reliance upon, any representation or warranty, express or implied, of Seller, the Company or any of its Subsidiaries or any of their respective Representatives, or any other Person, except as expressly set forth in Article III (including the Disclosure Schedule), which constitute the sole and exclusive representations, warranties, and statements (including by omission) of any kind or nature whether written or oral, expressed or implied, at law or in equity, with respect to Seller, the Company, any of its Subsidiaries, the execution and delivery of this Agreement or the transactions contemplated hereby. With respect to projections, forward-looking statements, other forecasts or business plan information delivered or made available by or on behalf of Seller, the Company or any of its Subsidiaries, Buyer acknowledges that: (a) there are uncertainties inherent in attempting to make such projections, statements, other forecasts and information; (b) the accuracy and correctness of such projections, statements, other forecasts and information may be affected by information which may become available through discovery or otherwise after the date of such projections, statements, other forecasts and information; and (c) it is familiar with each of the foregoing, it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, statements, other forecasts and information so delivered or made available to it (including the reasonableness of the assumptions underlying such projections, statements, other forecasts or information), and that it will have no claim against anyone with respect thereto. In furtherance of the foregoing, and not in limitation thereof, Buyer acknowledges that no representation or warranty, express or implied, at law or in equity, is made by Seller, the Company or any of its Subsidiaries or any of their respective Representatives, or any other Person, with respect to, and Buyer is not relying upon, any such projection, forward-looking statement, other forecast or business plan information, or any other information, statement, document, or material, including any Evaluation Material, delivered or made available by or on behalf of Seller or the Company whether before, on or after the Closing Date, and that Buyer shall not have any claim against Seller, the Company or any of its Subsidiaries or any of their respective Representatives, or any other Person with respect thereto or with respect to any related matter.

4.11 Disclaimer. Except for the representations and warranties contained in this Article IV, none of Buyer, any of its Subsidiaries, any of their respective Representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Seller, express or implied, at law or in equity, with respect to Buyer or the execution and delivery of this Agreement or the transactions contemplated hereby. Seller hereby disclaims any such representations or warranties (other than, for the avoidance of doubt, the representations and warranties contained in this Article IV), and Buyer hereby disclaims any reliance upon any such representations or warranties (other than, for the avoidance of doubt, the representations and warranties contained in this Article IV).

ARTICLE V

PRE-CLOSING COVENANTS

5.1 Conduct of the Business.

(a) During the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated in accordance with Section 10.1 (the “Interim Period”), except as expressly contemplated or permitted under this Agreement, as required by Law, with the written consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), or as set forth on Section 5.1(a) of the Disclosure Schedule, Seller shall cause the Company and its Subsidiaries to (i) conduct the Business in the Ordinary Course and (ii) use commercially reasonable efforts to maintain and preserve the Business, their business organization, assets and maintain and preserve their relationships with their officers, key employees, consultants, customers, suppliers, vendors, regulatory authorities and others having business relationships with the Company and its Subsidiaries.

(b) Without limiting the foregoing, during the Interim Period, except as expressly contemplated or permitted under this Agreement, as required by Law, with the written consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), or as set forth on Section 5.1(b) of the Disclosure Schedule, Seller shall cause each of the Company and each of its Subsidiaries not to:

(i) incur any Lien (other than Permitted Lien), sell, lease, mortgage, assign, exclusively license, covenant not to assert, abandon, let lapse, let expire (other than expiration of an Intellectual Property Right in accordance with its maximum statutory term) or otherwise transfer any tangible assets, except for the sale, transfer or disposition of finished goods inventory in the Ordinary Course;

(ii) make capital expenditures in excess of $250,000 in the aggregate;

(iii) (A) create, incur, guarantee, or assume any Company Indebtedness, other than Company Indebtedness which will be paid off at or prior to Closing, (B) issue, sell, repurchase or redeem any debt securities or other rights to acquire debt securities, or (C) guarantee any indebtedness, debt securities or other similar obligation or Liability of any other Person;

(iv) make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate) or cancel or forgive any debts owed to or claims held by Company or any of its Subsidiaries;

(v) except as required pursuant to the terms of any Employee Benefit Plan in effect on the date hereof or to comply with applicable Law, (A) grant to any director, officer or employee any increase in compensation, benefits or pay, including any increase in severance, retention or termination pay, (B) grant or amend any equity or equity-based awards, (C) terminate any employee with a base salary or annualized compensation in excess of $100,000, other than for cause, (D) enter into any new, or modify any existing, employment or consulting agreement with any current or former director or officer or enter into any new, or modify any existing, employment or consulting agreement with any employee or consultant, or any person who would be an employee or consultant of the Company or any of its Subsidiaries, in each case, with a base salary or annualized compensation in excess of $100,000, or (E) take any action to accelerate or fund any rights or benefits under any Employee Benefit Plan;

(vi) terminate or cancel any of the insurance policies listed on Section 3.20 of the Disclosure Schedule, unless simultaneously with such termination or cancellation, a replacement policy providing coverage at least equal to the coverage under the terminated or canceled insurance policy is in full force and effect;

(vii) except as required (A) to comply with applicable Law, (B) to maintain qualification under Section 401(a) of the Code, or (C) under the provisions of any Employee Benefit Plan in effect on the date hereof, adopt, amend, modify, terminate, or make any contributions to any Employee Benefit Plan;

(viii) amend its Organizational Documents;

(ix) form a Subsidiary;

(x) split, combine, reclassify, cancel redeem or repurchase or redeem any of its Equity Interests;

(xi) (A) issue, sell or grant any Equity Interests or (B) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any Equity Interests (other than the issuance of Equity Interests upon exercise of options and warrants);

(xii) declare, set aside, or pay any dividend or any other distribution with respect to the Shares or any other Equity Interests of the Company;

(xiii) other than the acquisition of supplies, products, goods and inventory in the Ordinary Course, acquire, or agree to acquire, any business, real property, Equity Interests or assets of any Person, whether by merger, sale of Equity Interests, sale of assets or otherwise;

(xiv) settle, cancel, compromise, commence or release any Action, other than Actions (A) involving claims that are solely for monetary damages of in excess of $100,000 individually or $750,000 in the aggregate and (B) that do not impose any injunctive or equitable relief on the Company and its Subsidiaries and do not involve the admission of misconduct, criminal act or other wrongdoing by the Company, any of its Subsidiaries or any of their respective officers or directors;

(xv) (A) amend or modify in any material respect, or terminate any Material Contract or Real Property Lease or (B) terminate, not renew, or extend any Material Contract or Real Property Lease or (C) enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract;

(xvi) (A) enter into any new line of business, or incur or commit to incur any capital expenditures or Liabilities in connection therewith or (B) abandon or discontinue any existing lines of business;

(xvii) make any change in any accounting principle, policy, or procedure used by the Company (other than regarding Taxes, which shall be governed by Section 5.1(b)(xviii)), other than changes required by GAAP or applicable Law;

(xviii) make or change any Tax election, change any annual Tax accounting period, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement or closing agreement (other than any Contract entered into in the Ordinary Course, the primary purpose of which is not the sharing of Taxes), settle or compromise any Tax claim or assessment, agree or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to claim a Tax refund, or adopt or change any material accounting principle, policy, or procedure used by the Company or any of its Subsidiaries regarding Taxes;

(xix) enter into any material transaction with any Affiliate not dealing at arm’s length with the Company or any of its Subsidiaries;

(xx) adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization; or

(xxi) enter into a Contract, or otherwise agree or commit, to take any of the foregoing actions.

5.2 Appropriate Actions.

(a) General. Subject to Section 5.6(d), each Party shall use reasonable best efforts to take all action necessary to consummate the transactions contemplated by this Agreement as soon as possible after the execution of this Agreement, including taking all actions necessary to comply promptly with all applicable Laws that may be imposed on it or any of its Affiliates with respect to the Closing. During the Interim Period, except as required by this Agreement, neither Party shall, and each Party shall cause its Affiliates not to, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or delay such Party’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

(b) Third Parties and Governmental Authorities Notice and Consent. Subject to Section 5.6(d), each Party shall use reasonable best efforts to obtain, as soon as possible after the execution of this Agreement, any and all consents, approvals and authorizations of Governmental Authorities or other Persons required in order to consummate the transactions contemplated by this Agreement, and each Party shall cooperate with the other Parties to this Agreement in obtaining all such consents, approvals and authorizations; provided, however, that neither Party shall be required to expend, or cause expenditure of, any funds to obtain any consents, approvals or authorizations of Governmental Authorities or other Persons. Notwithstanding anything to the contrary set forth in this Section 5.2(b) or elsewhere in this Agreement, Buyer shall pay all fees and expenses in connection with the application, notification, and other documents required to be filed or provided under the HSR Act.

(c) Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each Party, upon request of any other Party and from time to time, will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request and deem necessary or desirable to consummate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party.

5.3 Confidentiality. The Parties acknowledge that the terms and conditions of this Agreement and each of the Ancillary Agreements (including all drafts thereof) and the information being exchanged in connection with the transactions described herein are subject to the terms and conditions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

5.4 Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated hereby or, prior to the Closing, any other announcement or communication to the employees, customers, suppliers, distributors, licensors or licensees of the Company or any of its Subsidiaries, shall be issued or made by any Party without the joint written approval of Buyer and Seller (which shall not be unreasonably withheld, conditioned or delayed), unless required by: (a) applicable Law; (b) the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system; (c) by Order of a Governmental Authority; or (d) by subpoena, summons or legal process; provided, however, that in each such case Seller and Buyer shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication.

5.5 Due Diligence Access. During the Interim Period, upon reasonable advance notice from Buyer, Seller shall, and shall cause the Company and its Subsidiaries to, afford Buyer and its authorized Representatives reasonable access, during regular business hours, to the executive personnel, offices, properties, books and records of the Company and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided, however, that such access shall not unreasonably interfere with the conduct of the Business. Buyer acknowledges and agrees that all information it obtains as a result of access under this Section 5.5 shall be subject to the Confidentiality Agreement. Notwithstanding anything to the contrary set forth in this Agreement, none of Seller, the Company or any of its Subsidiaries, any of Seller’s Affiliates or any of its or their Representatives shall be required to disclose to Buyer or any of its Representatives any information (a) relating to any sale process conducted by Seller, the Company or any of its Subsidiaries, any of Seller’s Affiliates or any of their respective Representatives or any evaluation of the Company and its Subsidiaries in connection therewith, including projections, financial or other information relating thereto, in each case relating or provided to any Person other than Buyer and its Representatives; (b) if doing so would violate any Contract, applicable Law or other obligation of confidentiality to which Seller, the Company or any of its Subsidiaries, or any of Seller’s Affiliates is a party or is subject (provided that Seller shall, and shall cause the Company, its Subsidiaries and Seller’s and their respective Affiliates to, use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such Contract, Law or obligation); or (c) which such Person believes in good faith, after consultation with outside counsel, would result in a loss of the ability to successfully assert a claim of attorney-client privilege or work product privilege (provided that Seller shall allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize any such attorney-client or work product privilege).

5.6 Regulatory Matters.

(a) In furtherance and not in limitation of the terms of Section 5.2(b), each Party shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, or consent of any Governmental Authority that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement.

(b) Each Party shall use reasonable best efforts to obtain (or, in the case of Seller, cause the Company and its Subsidiaries to obtain) all such authorizations, approvals, and consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement. Without prejudice to the foregoing, to the extent not completed prior to the date hereof, the Parties shall make, or cause to be made, all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement no later than July 1, 2022, and Buyer shall pay all filing fees, application fees or other fees of the applicable Governmental Authority associated with the HSR Act filing and any filings under other Antitrust Laws. At the election of Seller in its sole discretion, the Parties shall request the early termination of any waiting periods under the HSR Act (to the extent available); provided, that, without prior written approval of Seller, Buyer shall not take any action prior to termination of any waiting period under the HSR Act that would disclose, or be reasonably expected to disclose, either any registrations, filings or submissions required under the HSR Act or the existence thereof. Each Party shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and any other requesting Governmental Authority any additional information reasonably requested pursuant to the HSR Act or other Antitrust Laws in connection with such filings. The Parties will notify each other promptly of any oral communication with, and provide copies of written communications with, any Governmental Authority in connection with any filings made pursuant to this Section 5.6(b). Each Party shall cooperate reasonably with the other Parties in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the FTC, the Antitrust Division or any other Governmental Authority under any Antitrust Laws with respect to any such filing. To the extent permitted by applicable Law, each of the parties shall ensure that the other party is given the opportunity to attend and/or participate in any formal meeting with any Governmental Authority in respect of any such filing, investigation or other inquiry. To the extent permitted by applicable Laws, and subject to all applicable privileges (including the attorney client privilege), each Party shall consult and cooperate with the other Parties, and the Parties shall consider in good faith the views of each other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Each Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 5.6(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c) Subject to Section 5.6(d), Buyer agrees to use reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act and any other Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date). Each Party shall consult with the other Party and consider in good faith the views of the other Party prior to entering into any agreement, arrangement, undertaking or understanding (oral or written) with any Governmental Authority relating to any Antitrust Law with respect to the transactions contemplated by this Agreement; provided, that the final determination as to the appropriate timing and strategy shall be made by Buyer.

(d) Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, if any Action is threatened or instituted by, or any objection is raised by, any Governmental Authority challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement, Buyer shall not be obligated to (i) (A) agree to any structural or conduct remedy or (B) otherwise (1) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, Buyer and their respective Affiliates (including the Company post-Closing and its Affiliates), (2) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or Buyer or their respective Affiliates, or (3) otherwise take or commit to take any action that would limit Buyer’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Buyer or the Company (including any of their respective Affiliates) or (ii) defend, contest or object to any Action, including any proceeding by a private party, instituted (or threatened to be instituted) challenging the transactions contemplated hereby as in violation of any Antitrust Law.

5.7 Contact with Business Relations. During the Interim Period, Buyer and its Representatives shall contact and communicate with the employees (other than the individuals set forth on Section 5.7 of the Disclosure Schedule), customers, suppliers, distributors, lessees, lessors, licensees, licensors and other material business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby only after prior consultation with, and prior written approval of, Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

5.8 Exclusive Dealing. During the Interim Period, Seller shall not, and shall cause the Company and its Subsidiaries and its and their respective Affiliates, directors, officers, managers, members, partners, employees, stockholders, agents, investment bankers, attorneys, accountants and other advisors or representatives (collectively, the “Seller Group”) not to, directly or indirectly, solicit, initiate, facilitate, encourage, or entertain any inquiries, offers, bids or proposals from, discuss or negotiate with, or provide any information to any Person (other than Buyer and its Representatives) relating to any business combination transaction involving the Company and its Subsidiaries however structured, including the sale of all or substantially all or any material portion of the Business, the assets of the Company and its Subsidiaries (other than assets sold in the Ordinary Course), or any Equity Interests of the Company and its Subsidiaries, or any merger, consolidation, or similar transaction involving the Company and its Subsidiaries (a “Competing Transaction”) or provide any information to any third party in connection with a Competing Transaction or enter into any agreement, arrangement or understanding requiring Seller or the Company to abandon, terminate or fail to consummate the transaction with Buyer. Seller agrees to promptly notify (but in any event within twenty-four (24) hours) Buyer if any member of the Seller Group receives any indications of interest, requests for information or offers relating to a Competing Transaction or any inquiry that could reasonably be expected to lead to a Competing Transaction. No member of the Seller Group is party to or bound by any agreement with respect to a Competing Transaction, other than the certain confidentiality agreements entered into in connection with Seller’s sale process with respect to the Company.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) No Order. There shall not be in effect on the Closing Date any Order restraining, enjoining or otherwise making illegal the consummation of any of the transactions contemplated by this Agreement and no Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or the Ancillary Agreements which makes the consummation of any of such transactions illegal. For the avoidance of doubt, the issuance of a Pre-Consummation Warning Letter by the FTC, the Antitrust Division or any other Governmental Authority shall not be considered an Order or Law which would have the effect of restraining, enjoining or otherwise prohibiting or making the consummation of any of the transactions contemplated by this Agreement illegal.

(b) HSR Act. The waiting period (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or otherwise been terminated. For the avoidance of doubt, the issuance of a Pre-Consummation Warning Letter by the FTC, the Antitrust Division or any other Governmental Authority shall not have any effect on the expiration or earlier termination of the waiting period (and any extensions thereof) under the HSR Act.

6.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of the following additional conditions:

(a) Seller’s Representations and Warranties. (i) Each of the Fundamental Representations of Seller shall be true and correct in all respects, subject to de minimis inaccuracies, as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date) and (ii) the other representations and warranties of Seller set forth in this Agreement (without giving effect to any materiality, Material Adverse Effect, or similar qualification in the representations and warranties), shall be true and correct (other than those representations and warranties that address matters as of any particular date in which case, they shall be true and correct as of such date) as of the date of this Agreement and as of the Closing Date as though then made, except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance by Seller. Seller shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Closing Deliveries. The items to be delivered by Seller pursuant to Section 2.8(a) shall have been delivered (or tendered subject only to the Closing) to Buyer.

If the Closing occurs, all closing conditions set forth in this Section 6.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer. No waiver by Buyer of any condition based on the accuracy of any representation or warranty of Seller or on Seller’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Buyer or any other Buyer Indemnified Party provided for in this Agreement based on such representation, warranty, covenant or agreement. In no event shall the receipt of, or the availability of, any funds to be provided as part of any financing be a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

6.3 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Closing of the following additional conditions:

(a) Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any materiality or similar qualification in the representations and warranties), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to: (i) prevent or materially impede or delay the consummation by Buyer of the transactions contemplated by this Agreement; or (ii) have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

(b) Performance by Buyer. Buyer shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(c) Closing Deliveries. The items to be delivered by Buyer pursuant to Section 2.8(b) shall have been delivered (or tendered subject only to the Closing) to Seller.

If the Closing occurs, all closing conditions set forth in this Section 6.3 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller. No waiver by Seller of any condition based on the accuracy of any representation or warranty of Buyer or on Buyer’s performance of or compliance with any covenant or agreement, will affect any right to indemnification or other remedy of Seller or any other Seller Indemnified Party provided for in this Agreement based on such representation, warranty, covenant or agreement.

ARTICLE VII

GENERAL COVENANTS

7.1 Books and Records; Access. Following the Closing, Buyer shall, and shall cause the Company and each of its Subsidiaries to, provide Seller and its Representatives with reasonable access, at Seller’s expense, to and/or copies of all documents, books, records, agreements, and financial data of any sort relating to the Company and its Subsidiaries and the Business for any reasonable purpose (for clarity, including for financial reporting, Tax, regulatory or accounting purposes) during normal business hours and upon reasonable prior notice; provided, however, that such access shall not unreasonably interfere with the conduct of the Business. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall cause the Company and its Subsidiaries not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or any of its Subsidiaries (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior written notice to Seller and offering to surrender to Seller such books and records or any portion thereof which Buyer or any of its Affiliates may intend to destroy, alter or dispose of. Seller shall keep confidential all such documents, books, records, agreements, and financial data of any sort relating to the Company and its Subsidiaries and the Business in accordance with Section 7.7. Notwithstanding the foregoing, nothing in this Section 7.1 shall require Buyer, the Company or any of their respective Representatives to disclose to Seller or any of its Representatives any information (a) if doing so would violate any Contract, applicable Law or other obligation of confidentiality to which Buyer, the Company or any of its Subsidiaries, or any of Buyer’s Affiliates is a party or is subject (provided that Buyer shall, and shall cause the Company, its Subsidiaries and Buyer’s and their respective Affiliates to, use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such Contract, Law or obligation) or (b) which such Person believes in good faith, after consultation with outside counsel, would result in a loss of the ability to successfully assert a claim of attorney-client privilege or work product privilege (provided that Buyer shall allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize any such attorney-client or work product privilege).

7.2 Post-Closing Employment.

(a) During the twelve (12)-month period following the Closing (or, if shorter, the period of time during which the Company Employee is employed following Closing), Buyer shall take, and shall cause the Company and its Subsidiaries to take, all actions required so that each individual who is employed by the Company or any of its Subsidiaries as of immediately prior to the Closing (including employees on vacation, leave of absence, or short or long-term disability) (each, a “Company Employee”) receives: (i) base salary or base wage rate that is no less favorable than that provided immediately prior to Closing; (ii) target annual cash bonus opportunities that are substantially similar to those provided immediately prior to the Closing; (iii) benefits that are substantially similar, in the aggregate, to either (A) the benefits provided to such Company Employee immediately prior to the Closing (excluding any change in control benefits), and (B) the benefits provided to similarly situated employees of Buyer; and (iv) severance pay that is no less than the severance pay provided to similarly situated employees of Buyer.

(b) Buyer shall provide that, and shall cause the Company and its Subsidiaries to provide that, Company Employees shall receive service credit for all purposes (other than for purposes of accruals under a defined benefit pension plan) under any employee benefit plans and arrangements in which they participate following the Closing except to the extent that such service credit would cause duplication of benefits. To the extent that Company Employees are newly eligible for health coverage under an employee benefit plan maintained by Buyer or its Subsidiaries (including the Company) for the year in which Closing occurs, Buyer, the Company or the applicable Subsidiary shall use commercially reasonable efforts waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall use commercially reasonable efforts give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which Closing occurs.

(c) For a period of ninety (90) days following the Closing, Buyer shall not, and shall cause the Company and its Subsidiaries not to, terminate any Company Employees in such numbers as would trigger any liability under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), or any similar state or local Law. Buyer shall, and shall cause the Company and its Subsidiaries to, comply with any notice or filing requirements under the WARN Act and any similar state or local Law occurring on or after the Closing.

(d) The Company shall, following the execution of this Agreement, (a) use its reasonable best efforts to secure from each Person who has a right to any payments or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver of such Person’s rights to some or all of such payments or benefits applicable to such person (“Waived Section 280G Payments”) so that all remaining payments or benefits applicable to such person shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code and (b) submit to all stockholders for approval any Waived Section 280G Payments, such that such payments and benefits shall not be deemed to be “parachute payments”. At least one (1) day prior to the Closing Date, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that (i) a vote of the stockholders was solicited in conformance with Section 280G of the Code and the requisite stockholder approval was obtained with respect to any Waived Section 280G Payments (the “280G Stockholder Approval”), or (ii) the 280G Stockholder Approval was not obtained and as a consequence, such Waived Section 280G Payments shall not be made or provided to the extent they would cause any amounts to constitute “parachute payments”. At least five (5) days prior to obtaining the waivers contemplated by this Section, and prior to seeking such stockholder approval, the Company shall provide drafts of such waivers and such stockholder approval materials to Buyer for its review and comment (and shall consider any such comments in good faith), in order to ensure that Buyer is satisfied that the stockholder approval will be sought in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1.

(e) The Company shall (or shall cause the applicable plan sponsor to), at least one (1) Business Day prior to the Closing Date, (i) cease contributions to, and adopt written resolutions (or take other necessary and appropriate action(s)) to terminate, the Patriot Environmental Services 401(k) Profit Sharing Plan and any other Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with its terms and the requirements of applicable Law, (ii) make all employee and employer contributions to the 401(k) Plans on behalf of Company Employees for all periods of service prior to the Closing Date, including such contributions that would have been made on behalf of Company Employees had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, and (iii) one hundred percent (100%) vest all participants under the 401(k) Plans, such termination, contributions and vesting to be effective no later than the Business Day preceding the Closing Date.

(f) Notwithstanding the preceding provisions of this Section 7.2, this Section 7.2 is not intended to and shall not (i) create any third party rights or give any third party, including Company Employees or any representative or beneficiary thereof, any right to enforce the provisions of this Section 7.2, (ii) amend any benefit plan, including any Employee Benefit Plan, (iii) require Buyer to continue any Employee Benefit Plan or (iv) provide any Company Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

7.3 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years following the Closing Date, Buyer shall cause the Company and its Subsidiaries to indemnify, defend and hold harmless all current and former directors, officers, employees, Affiliates and agents of the Company and its Subsidiaries (the “D&O Indemnified Persons”) against any claims and Losses incurred in connection with any Action, arising out of or pertaining to matters existing or occurring at or prior to the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated hereby and the consummation of the transactions contemplated hereby), in each case in their capacities as such whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or the applicable Subsidiary of the Company, as the case may be, would have been permitted, under applicable Law, indemnification agreements existing on the date hereof or the Organizational Documents of the Company and its Subsidiaries in effect on the date hereof, to indemnify such D&O Indemnified Persons. For a period of six (6) years following the Closing Date, Buyer shall not, and shall cause the Company and its Subsidiaries not to, amend, repeal or modify any provision of any indemnification agreements existing on the date hereof or any provision in the Company’s or any of its Subsidiaries’ Organizational Documents relating to the indemnification of the D&O Indemnified Persons, in each case in a manner that would limit the scope of such indemnification.

(b) At or prior to the Closing, Seller shall cause the Company and its Subsidiaries to obtain and fully pay irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope reasonable and customary for companies that are engaged in business similar to that of the Company and its Subsidiaries, and in any event in an amount and scope at least as favorable as the Company’s and its Subsidiaries’ existing policies with respect to matters existing or occurring at or prior to the Closing. Buyer shall not, and shall cause the Company and its Subsidiaries not to, cancel or change such insurance policies in any respect.

(c) If Buyer, the Company or any of its Subsidiaries, or any of their respective successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer, the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 7.3; provided, however, that none of the Buyer, the Company or any of its Subsidiaries shall be relieved from such obligations.

(d) The provisions of this Section 7.3 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and Representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had, under applicable Law, by Contract or otherwise.

7.4 Resignations. On or prior to the Closing Date, Seller shall cause each officer and director of the Company requested in writing (with email notice being sufficient) by Buyer to tender his or her resignation from such position effective as of the Closing.

7.5 Affiliate Matters. Prior to the Closing, Seller shall take (or cause the Company or one or more of its other Affiliates to take) such actions as are necessary to (a) settle, effective as of or prior to the Closing, all intercompany accounts so that, as of the Closing, there are no intercompany Liabilities, fees, payables, or receivables between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates, on the other hand, and (b) terminate, effective as of the Closing, all intercompany Contracts (or portions thereof), services, support, and other arrangements, whether written or oral (except for the Contracts set forth on Section 7.5 of the Disclosure Schedule), between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates, on the other hand, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such terminated Contracts (or portions thereof), services, support, or arrangements.

7.6 R&W Policy. Immediately following the date hereof, Buyer will fulfill all contingencies or conditions included in the R&W Policy as a condition to its remaining bound and effective following the date hereof and will otherwise ensure that the R&W Policy remains bound and effective during the Interim Period. Seller shall and shall cause the Company to cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer, at Buyer’s sole cost and expense, to obtain and bind the R&W Policy. Buyer may not amend, terminate, modify, or permit to lapse the R&W Policy in a manner that would adversely affect Seller or any of its Affiliates without the prior written consent of Seller or otherwise take any action that could result in the failure of the R&W Policy to be issued in accordance with the terms of the R&W Policy.

7.7 Post-Closing Confidentiality.

(a) From and after the Closing, Seller shall hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning the Company and its Subsidiaries (collectively, “Company Confidential Information”), except that Seller shall not have any obligation under this Section 7.7 with respect to any Company Confidential Information that: (i) after the date of this Agreement becomes generally available to the public other than through a breach by Seller of its obligations under this Section 7.7 or (ii) is provided to Seller or any of its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Buyer or any of its Affiliates (including post-Closing the Company and its Subsidiaries).

(b) From and after the Closing, Seller shall not use any Company Confidential Information except as expressly authorized in writing by Buyer. Seller shall take the same degree of care to protect the Company Confidential Information that Seller uses to protect its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.

(c) Notwithstanding the foregoing, Seller shall not be in breach of this Section 7.7 as a result of any disclosure of Company Confidential Information that is required by applicable Law or that is required by any Governmental Authority or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Seller; provided, however, that Seller shall give advance written notice of such compelled disclosure to Buyer, and shall cooperate with Buyer in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that Seller shall disclose only that portion of such Company Confidential Information which such Seller is advised by its counsel is legally required to be disclosed.

7.8 Agreement Not to Solicit. In furtherance of the sale of the Shares to Buyer under this Agreement, Seller shall not, and shall cause each of its controlled Affiliates not to, during the period beginning on the Closing Date and ending on the date that is twenty-four (24) months after the Closing Date, directly or indirectly, solicit or recruit, or attempt to solicit or recruit, any officer, employee, representative, or agent of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries; provided, however, that nothing in this Section 7.8 shall prohibit Seller or its Affiliates from (a) making general employment solicitations, not specifically directed at such employees, and hiring any individuals who respond to such solicitations or (b) soliciting, recruiting, or hiring any individual whose employment with the Company or any of its Subsidiaries has terminated at least six (6) months prior to such solicitation, recruiting or hiring, so long as Seller and its controlled Affiliates did not have any contact with such individual in violation of this Section 7.8 prior to the end of such individual’s employment with the Company or any of its Subsidiaries.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of Seller and Buyer contained in this Agreement (whether or not contained in Article III or Article IV) or in any Ancillary Agreement and in any certificate delivered pursuant to this Agreement, and the respective obligations of Seller and Buyer in Section 8.2 and Section 8.3 with respect to such representations and warranties, shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date.

(b) The covenants and agreements of any Party set forth in this Agreement (including those in Article V) or in any Ancillary Agreement to the extent contemplating or requiring performance by such Party prior to the Closing shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect to such covenants or agreements after the Closing. All covenants and agreements set forth in this Agreement or in any Ancillary Agreement which by their terms are to be performed, in whole or in part, or which prohibit actions, subsequent to the Closing, shall survive the Closing and shall continue in full force and effect until the last date on which such covenant or agreement is to be performed or, if no such date is specified, for a period of twelve (12) months following the Closing Date, and nothing in this Section 8.1 shall be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (with it being understood that Buyer shall also be liable for breach of any covenant or agreement requiring performance by Buyer, the Company or any of its Subsidiaries after the Closing, and that nothing herein shall limit or affect Buyer’s or any of its Affiliates’ liability for the failure to pay the Purchase Price (in whole or in part) or pay any other amounts (in whole or in part) as and when required by this Agreement).

(c) Notwithstanding anything herein to the contrary, all representations, warranties, covenants and agreements which are the subject of one or more indemnification claims made prior to the expiration of any applicable survival period set forth above shall survive with respect to such related claim or claims until the final resolution thereof.

8.2 Indemnification by Seller. From and after the Closing, subject to the provisions of this Article VIII, Seller shall indemnify Buyer, its Affiliates (including the Company), and each of their respective Representatives, successors, and assigns (each, a “Buyer Indemnified Party”) against, be liable to the Buyer Indemnified Parties for, and hold each Buyer Indemnified Party harmless from any and all Losses sustained, suffered, imposed upon or incurred by such Buyer Indemnified Party, directly or indirectly, based upon, as a result of, arising out of, or relating to:

(a) any breach of or inaccuracy in (i) any representation or warranty made by Seller in this Agreement or in any Ancillary Agreement or (ii) certificate delivered by Seller pursuant to this Agreement;

(b) any breach of or failure by Seller to perform or fulfill any covenant or agreement of Seller contained in this Agreement or in any Ancillary Agreement that is required to be performed following the Closing;

(c) any Company Indebtedness and Company Transaction Expenses outstanding as of the Closing and not taken into account in calculating Closing Company Indebtedness or Closing Company Transaction Expenses pursuant to Section 2.4; and

(d) to the extent not otherwise taken into account as an adjustment to the Purchase Price, any Liability for Taxes (i) of the Company or any of its Subsidiaries for any Pre-Closing Tax Periods, (ii) of another Person imposed on the Company or any of its Subsidiaries as a result of the Company or any of its Subsidiaries being (or ceasing to be) on or prior to the Closing Date (x) a member of an affiliated, consolidated or combined group pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of state, local or foreign Law prior to the Closing Date or (y) a transferee or successor by Contract or otherwise (other than a Contract or similar arrangement the primary purpose of which is not the sharing of Taxes), which relate to an event occurring at or prior to the Closing, (iii) which are Transfer Taxes that Seller is responsible for pursuant to Section 9.4 and (iv) which are the Taxes referred to in the last sentence of Section 9.1(a) and Section 9.1(b).

8.3 Indemnification by Buyer. From and after the Closing, subject to the provisions of this Article VIII, Buyer shall indemnify Seller, its Affiliates, and each of their respective Representatives, successors, and assigns (each, a “Seller Indemnified Party”) against, be liable to the Seller Indemnified Parties for, and hold each Seller Indemnified Party harmless from any and all Losses sustained, suffered, imposed upon or incurred by such Seller Indemnified Party, directly or indirectly, based upon, as a result of, arising out of, or relating to:

(a) any breach of or inaccuracy in (i) any representation or warranty made by Buyer in this Agreement or in any Ancillary Agreement or (ii) certificate delivered by Buyer pursuant to this Agreement; and

(b) any breach of or failure by Buyer to perform or fulfill any covenant or agreement of Buyer contained in this Agreement or in any Ancillary Agreement that is required to be performed following the Closing.

8.4 Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $780,000 (the “Deductible”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to any Losses resulting from, arising out of, or relating to any breach of or inaccuracy in any of the Fundamental Representations or any Losses resulting from, arising out of, or relating to any Fraud.

(b) Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.2 for any Losses in excess of the amount then remaining in the Indemnity Escrow Account (the “Cap”); provided, however, that the Cap shall not apply to any Losses resulting from or arising out of, or relating to any Fraud.

(c) Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.2 for any Losses with respect to (i) the amount, utilization or availability of any net operating loss, capital loss, Tax credit, Tax basis or other Tax attribute of the Company or any of its Subsidiaries, or (ii) any Taxes imposed on Buyer, the Company or any of their Affiliates with respect to a taxable period (or portion thereof) beginning after the Closing Date.

(d) Notwithstanding the foregoing, the limitations set forth in shall affect or otherwise limit any claim made or available under the R&W Policy.

8.5 Interpretation of Representations and Warranties. Notwithstanding anything in this Agreement to the contrary, for purposes of this Article VIII, if any representation or warranty contained in this Agreement or in any Ancillary Agreement is qualified by materiality, “Material Adverse Effect,” or any other similar qualification, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (a) determining whether there has been a breach of or inaccuracy in such representation or warranty and (b) calculating the amount of Losses resulting from, arising out of, or relating to such breach or inaccuracy.

8.6 Payment of Liability. Subject to the limitations and exceptions set forth in this Article VIII, from and after the Closing, any indemnification that a Buyer Indemnified Party may be entitled to under this Article VIII shall be satisfied (a) first, from the Indemnity Escrow Account, until the date that (i) the Indemnity Escrow Account expires or is terminated in accordance with the Escrow Agreement or (ii) the amount remaining in the Indemnity Escrow Account is reduced to zero (0), and (b) second, solely by recovery from the R&W Policy.

8.7 Claims.

(a) As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim, the Indemnified Person shall give written notice of such claim to the Indemnifying Person (a “Claim Notice”); provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is materially prejudiced thereby. The Claim Notice shall set forth in reasonable detail the facts and circumstances giving rise to such claim for indemnification (to the extent known by the Indemnified Person) and the amount of Losses suffered or incurred or that the Indemnified Person reasonably believes it will or may suffer or incur.

(b) If the Indemnifying Person does not object in writing to such claim within ten (10) Business Days after receiving such Claim Notice, it shall be conclusively established for purposes of this Agreement that such claim is within the scope of and subject to indemnification pursuant to this Article VIII and, subject to Section 8.4, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person, and the Indemnifying Person shall promptly pay to the Indemnified Person, the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to Section 8.2 or Section 8.3 in respect of such claim), and no later objection by the Indemnifying Person shall be permitted. If within such ten (10) Business Day period the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only an amount less than that set forth in the Claim Notice, the Indemnified Person shall nevertheless be entitled to recover from the Indemnifying Person, and the Indemnifying Person shall promptly pay to the Indemnified Person, the lesser amount, without prejudice to the Indemnified Person’s claim for the difference. If within such ten (10) Business Day period the Indemnifying Person objects in writing to such claim, then the amount of indemnification to which the Indemnified Person shall be entitled shall be determined by (x) the written agreement of the Indemnified Person and the Indemnifying Person, (y) a final Order of any court of competent jurisdiction, or (z) any other means to which the Indemnified Person and the Indemnifying Person shall agree. The Order of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

8.8 Notice of Third Party Claims; Assumption of Defense.

(a) As promptly as is reasonably practicable after receiving notice of the assertion of any claim or demand, or the commencement of any Action, by any Person who is not an Indemnified Person in respect of which indemnification may be sought under this Agreement (a “Third Party Claim”), the Indemnified Person shall give a Claim Notice (in the form contemplated by Section 8.7(a)) to the Indemnifying Person in respect of such Third Party Claim; provided, however, that the failure of the Indemnified Person to promptly give such notice shall not relieve the Indemnifying Person of its obligations under this Agreement except to the extent (if any) that the Indemnifying Person is materially prejudiced thereby.

(b) The Indemnifying Person may, at its own expense, (i) participate in the defense of any such Third Party Claim and (ii) upon written notice delivered to the Indemnified Person within ten (10) Business Days of the receipt of the Claim Notice (subject to the conditions and limitations set forth below), assume and control the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Person; provided, however, that as a condition precedent to the Indemnifying Person’s right to assume control of such defense, it must first: (A) enter into an agreement with the Indemnified Person (in form and substance reasonably satisfactory to the Indemnified Person) pursuant to which the Indemnifying Person agrees to be fully responsible for, and to provide full indemnification to the Indemnified Person for, all Losses relating to such Third Party Claim; and (B) furnish the Indemnified Person with evidence reasonably satisfactory to the Indemnified Person that the Indemnifying Person is and will be able to fully satisfy such Liability; provided, further, that the Indemnifying Person will not have the right to assume control of the defense of such Third Party Claim, and shall pay the fees and expenses of counsel retained by the Indemnified Person, if (1) such Third Party Claim seeks non-monetary relief (in whole or in part) or relates to or arises in connection with any criminal Action, (2) the named parties in any such action (including any impleaded parties) include both the Indemnified Person and the Indemnifying Person (or their respective Affiliates) and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicts of interests between them, (3) the Indemnifying Person fails to actively and diligently conduct the defense of such Third Party Claim, or (4) Seller is the Indemnifying Person and Indemnified Person reasonably believes the defense of such Third Party Claim would adversely affect the Indemnified Person’s relationship with any of its customers, suppliers, or other business relationships.

(c) If the Indemnifying Person is permitted to assume and control the defense of any Third Party Claim and elects to do so, the Indemnified Person shall have the right to employ counsel separate from the counsel employed by the Indemnifying Person in such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless (i) the employment thereof has been specifically authorized by the Indemnifying Person in writing or (ii) the Indemnified Person has been advised by legal counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Person and the Indemnified Person.

(d) Regardless of which Party controls the defense of any Third Party Claim, the Parties shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution of such Third Party Claim, including by providing or making available to the controlling Party all witnesses, pertinent records, materials, and information relating thereto in such Party’s possession or under such Party’s control (or in the possession or control of any of its Representatives) as is reasonably requested by the controlling Party or its counsel.

8.9 Settlement or Compromise.

(a) If the Indemnified Person is controlling the defense of any Third Party Claim, the Indemnified Person shall obtain the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld, conditioned, or delayed) before entering into any settlement or compromise of such Third Party Claim.

(b) If the Indemnifying Person is controlling the defense of such Third Party Claim, the Indemnifying Person shall obtain the prior written consent of the Indemnified Person before entering into any settlement or compromise of such Third Party Claim unless (i) such settlement or compromise involves only payment of money damages, (ii) all such money damages will be the responsibility of, and paid in full by, the Indemnifying Person, (iii) such settlement or compromise does not impose an injunction or other equitable relief on, and contains no admission of wrongdoing by, the Indemnified Person, and (iv) such settlement or compromise includes a complete and unconditional release of the Indemnified Person.

(c) Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any Third Party Claim in accordance with this Section 8.9 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final Order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

8.10 No Duplicated Recovery. Notwithstanding anything to the contrary in this Agreement, the amount of any Losses suffered or incurred by any Indemnified Person shall be calculated after giving effect to (a) any insurance proceeds actually received by the Indemnified Person with respect to such Losses from third party insurers, net of all out-of-pocket costs and expenses relating to collection of such amounts from such insurers, (b) the amount of any Tax benefit actually realized by the Indemnified Person in the taxable year such Losses were incurred, and (c) the amount of any indemnification, contribution and other payment proceeds actually recovered by the Indemnified Person from a third party in respect of such Losses, net of all out-of-pocket costs and expenses relating to collection of such amounts from such third party. The Indemnified Person shall seek full recovery under all applicable insurance policies (including, in the case of the Buyer Indemnified Party, the R&W Policy) covering any Losses to the same extent as they would if such Losses were not subject to indemnification hereunder (but in no event shall be required to commence, maintain or otherwise pursue any litigation or arbitration), and the Indemnified Persons shall not terminate or cancel any insurance policies in effect for periods prior to the Closing Date. In the event that any insurance or third party indemnity or contribution recovery (including, in the case of the Buyer Indemnified Parties, pursuant to the R&W Policy) is made, or any Tax benefit is actually received, by the Indemnified Person with respect to any Losses for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of any costs of collection) shall be made promptly to Seller.

8.11 Mitigation. Each of the Indemnified Person shall take commercially reasonable steps to mitigate any Losses in accordance with applicable Law after becoming aware of any event that gives rise to any such Losses that are indemnifiable hereunder, and no Indemnifying Person shall be liable for any such Losses to the extent they resulted solely from such Indemnified Person’s failure to so mitigate.

8.12 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.13 Contribution. Seller hereby irrevocably waives and releases waive, and agrees not to pursue, directly or indirectly, any subrogation rights, contribution rights, indemnification rights or rights acquired by assignment against the Company, with respect to any claim for indemnification for which Seller is or becomes liable under this Agreement and any payment that Seller is or becomes obligated to make to any Buyer Indemnified Party pursuant to this Article VIII.

8.14 Exclusive Remedy. From and after the Closing, except in the case of Fraud, the sole and exclusive Liability of the Parties under or in connection with this Agreement and the transactions contemplated by this Agreement, and the sole and exclusive remedy of the Indemnified Persons with respect to any of the foregoing, shall be as set forth in this Article VIII and in Section 2.4 and Section 11.16.

ARTICLE IX

TAX MATTERS

9.1 Tax Returns.

(a) Seller shall prepare or cause to be prepared, and timely file or cause to be timely filed, all (i) Tax Returns for or with respect to the Company or any of its Subsidiaries for any taxable period ending on or before the Closing Date that are due on or before the Closing Date and (ii) income Tax Returns for or with respect to the Company or any of its Subsidiaries for any taxable period ending on or before the Closing Date, regardless of when such Tax Returns are required to be filed. All such Tax Returns shall be prepared in a manner that is consistent with the past practices of the Company and its Subsidiaries, unless otherwise required by applicable Law. Seller shall provide each such Tax Return described in clause (ii) above to Buyer, for Buyer’s review and comment, at least thirty (30) days prior to the date on which such Tax Return is required to be filed and shall consider in good faith any reasonable comments provided by Buyer at least ten (10) days prior to the date on which such Tax Return is required to be filed. All Taxes due and payable with respect to such Tax Returns covered by this Section 9.1(a) that were not otherwise fully paid by Seller or previously included in the calculation of the Purchase Price shall be paid through the Indemnity Escrow Account.

(b) Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company or any its Subsidiaries required to be filed after the Closing Date, other than such Tax Returns covered by Section 9.1(a). All such Tax Returns of the Company or any of its Subsidiaries which relate to a Pre-Closing Tax Period or Straddle Period shall be prepared in a manner that is consistent with the past practices of the Company and its Subsidiaries, unless otherwise required by applicable Law. Buyer shall provide each such Tax Return that relates to a Pre-Closing Tax Period or Straddle Period to Seller, for Seller’s review and comment, at least thirty (30) days prior to the date on which such Tax Return is required to be filed. Buyer shall accept all reasonable comments of Seller to each such Tax Return. All Taxes due and payable with respect to such Tax Returns covered by this Section 9.1(b) that were not previously included in the calculation of the Purchase Price shall be paid through the Indemnity Escrow Account.

9.2 Cooperation on Tax Matters.

(a) The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such filing of Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree: (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any Party, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other Party so requests, each Party shall allow the other Parties to take possession of such books and records. After the Closing, unless otherwise required by applicable Law, none of Buyer, the Company or its Subsidiaries shall: (A) amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return of the Company or its Subsidiaries for any period beginning prior to the Closing Date; (B) file a Tax Return of the Company or its Subsidiaries for a Pre-Closing Tax Period in a jurisdiction where the Company or such Subsidiary of the Company did not previously file; (C) discuss, correspond, negotiate, make or initiate any voluntary contact with any Governmental Authority or representative thereof with respect to, or settle with any Governmental Authority or representative thereof, any Tax liability of the Company or any of its Subsidiaries with respect to any period beginning prior to the Closing Date; (D) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to any period beginning prior to the Closing Date with respect to the Company or its Subsidiaries; (E) make any Tax election for the Company or its Subsidiaries that has retroactive effect to any period or portion of any period beginning prior to the Closing Date; or (F) take, permit to be taken, or fail to take, any action, or enter into any transaction on the Closing Date (after the Closing) outside of the Ordinary Course, in each case, without the prior written approval of Seller, which shall not to be unreasonably withheld, conditioned or delayed. Buyer shall not make or permit to be made any election under Section 338 of the Code or Section 336(e) of the Code (or any similar provision under state, local or foreign Law) with respect to the transactions contemplated by this Agreement.

(b) The Parties further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Seller or Buyer (including with respect to the transactions contemplated hereby).

9.3 Tax Contests. Buyer shall notify Seller within thirty (30) days of its receipt of any notice of any federal, state or local audits, examinations or other proceedings relating to Taxes or Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Periods (any such proceedings, a “Tax Contest”); provided, however, that no delay or failure on the part of Buyer in so notifying Seller shall relieve Seller of any liability or obligation hereunder, except to the extent of any liability or prejudice directly caused by or arising out of such delay or failure. Seller shall have the right to control any such Tax Contest for a taxable period ending on or before the Closing Date; provided, however, (i) Buyer shall have the right to participate in any such Tax Contest, at Buyer’s expense, (ii) Seller shall keep Buyer reasonably informed of the status of such Tax Contest (including providing Buyer with copies of all material written correspondence regarding such Tax Contest), and (iii) Seller shall not settle or resolve such Tax Contest without Buyer’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed. Buyer shall have the right to control any Tax Contest for any Straddle Periods; provided, however, (i) Seller shall have the right to participate in any such Tax Contest, at Seller’s expense, (ii) Buyer shall keep Seller reasonably informed of the status of such Tax Contest (including providing Seller with copies of all material written correspondence regarding such Tax Contest) and (iii) to the extent that it would result in any liability for Seller pursuant to this Agreement or otherwise, Buyer shall not settle or resolve such Tax Contest without Seller’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed.

9.4 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be timely paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due. The Party customarily responsible under applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the Parties shall reasonably cooperate in duly and properly preparing, Transfer Taxes and any such Tax Returns and other documentation required to be filed in connection with such Transfer Taxes. The Party responsible for filing any such Tax Returns shall provide to the other Party evidence of timely filing and payment of all such Transfer Taxes.

9.5 Tax Refunds.

(a) Any Tax refunds or credits that are actually received by Buyer, the Company or any of its Subsidiaries attributable to Taxes of the Company or any Subsidiary of the Company with respect to any Pre-Closing Tax Period (or portion thereof) for which Seller would have an indemnification obligation under this Agreement and for which were paid prior to the Closing Date or which were included in the calculation of Closing Company Indebtedness or Closing Net Working Capital shall be for the account of Seller, provided, however, that Seller shall not be entitled to any such refund or credit to the extent such refund or credit is specifically taken into account as an asset that increased the amounts payable to Seller in the calculation of the final determination of the Purchase Price (as finalized pursuant to Section 2.4), other than any Tax refund or credit (i) resulting from the carryback of any Tax attribute from a Tax period (or portion thereof) beginning after the Closing and (ii) that is not resulting from the payment of Taxes by

Buyer or any of its Affiliates made after the Closing to the extent Buyer was not indemnified for such Taxes by Seller. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Authority, Seller shall promptly repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Buyer.

(b) To the extent permitted by applicable Law, any and all Transaction Tax Deductions shall be treated for all Tax purposes as having been incurred by the Company or any of its Subsidiaries in, and reflected as a deduction on the Tax Returns of the Company or any of the Subsidiaries for, any Pre-Closing Tax Period.

9.6 Allocation of Straddle Period Taxes. In any case where applicable Law does not permit the Company and its Subsidiaries to treat the Closing Date as the last day of the Tax period, the amount of Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall: (a) in the case of Taxes imposed on a periodic basis with respect to the business or assets of the Company and its Subsidiaries, be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, that, if the amount of periodic Taxes imposed for such Tax period reflects different rates of Tax imposed for different periods, within such Tax period, the formula described in the preceding clause shall be applied separately with respect to each such period within the Tax period; and (b) in the case of Taxes that are based upon or related to income or receipts (including any income Taxes), be deemed to be equal to the amount that would be payable if the Tax period ended on the Closing Date; provided, however, that any exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization and depreciation, shall be apportioned between such two (2) taxable years or periods on a daily basis (notwithstanding that such exemptions, allowances or deductions may under applicable Law be determined solely at the end of the Tax period). Notwithstanding the foregoing, any Taxes relating to any transactions not in the Ordinary Course that occur after the time of the Closing on the Closing Date shall be treated as occurring on the day after the Closing Date.

ARTICLE X

TERMINATION

10.1 Termination of the Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as follows:

(a) by the mutual written agreement of Buyer and Seller;

(b) by Seller or Buyer, if the Closing does not occur by October 1, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the primary cause of the failure of the Closing to occur on or prior to the Outside Date; provided, further that, if as of the Outside Date the condition set forth in Section 6.1(b) has not been satisfied but all other conditions to Closing set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, which conditions shall be capable of being satisfied), then the Outside Date shall be automatically extended by an additional sixty (60) days, which extended date shall thereafter be considered the Outside Date;

(c) by Buyer or Seller, if a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement materially contributed to the imposition of such Order;

(d) by Seller, if: (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 6.3(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Seller or cured by Buyer within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Buyer by the Outside Date; provided, however, that failure to deliver the Net Closing Purchase Price at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller; provided further, however, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to Seller if Seller is in material breach of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement; or

(e) by Buyer, if: (i) Seller has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 6.2(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Seller contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by Buyer or cured by Seller within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Seller by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to Buyer if Buyer is in material breach of any of its covenants, obligations or agreements set forth in this Agreement.

10.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 10.1 by Seller or Buyer, this Agreement will become void and have no effect, without any Liability or obligation on the part of Seller or Buyer or any of their respective officers, directors, equity holder, managers or partners, and all rights and obligations of any Party shall cease, except that no such termination and nothing herein shall relieve any Party of any Liability resulting from such Party’s Fraud or such Party’s willful breach of its representations, warranties, covenants or agreements contained in this Agreement prior to the time of such termination. Notwithstanding the foregoing, the provisions of Article I, Section 5.3, Section 5.4, this Section 10.2 and Article XI shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 No Third-Party Beneficiaries. Except as provided in Section 7.3 (Director and Officer Liability and Indemnification) and as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.2 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.3 Succession and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without (a) in the case of any assignment by Buyer, the prior written consent of Seller, and (b) in the case of any assignment by Seller, the prior written consent of Buyer; provided, however, that Buyer may assign this Agreement and its rights and obligations hereunder without such prior written consent to any of its Affiliates, which assignment shall not relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

11.4 Counterparts. This Agreement may be executed in any number of counterparts (including use of electronic signatures), and by the different Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (including “.pdf” and email) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

11.5 Headings; Interpretation. The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” means this Stock Purchase Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” or any variation thereof means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. All references herein to “$” or dollars shall refer to United States dollars. All references herein to a statute or an “Act” means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. When reference is made to information that has been “made available,” “provided” or “delivered” to Buyer, that shall mean that such information was with respect to items referred to in Article III or Article IV, contained in the “Project Paduan” electronic data room maintained by Datasite (the “Dataroom”) at least one (1) day prior to the date hereof.

11.6 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via electronic mail and receipt is confirmed, at the email address specified in this Section 11.6, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via electronic mail at the email address specified in this Section 11.6 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the Party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:

If to Seller (or, prior to the Closing, the Company):

c/o Channel Investments

1223 Wilshire Blvd., #1050

Santa Monica, CA 90403

Attention:         Cary Meadow

Email:              cary@channelinv.com

and

c/o Solace Capital Partners, L.P.

11111 Santa Monica Blvd., Suite 1275

Los Angeles, CA 90025

Attention:         Andrew Morris

Email:              amorris@solacecap.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

1999 Avenue of the Stars, 8th Floor

Los Angeles, California 90067

Attention:       David M. Smith

                         Zach Greenberg

Email:             smith@omm.com

                         zgreenberg@omm.com

If to Buyer (or, following the Closing, the Company):

Heritage-Crystal Clean, LLC

2175 Point Blvd., Suite 375

Elgin, IL 60123-9211

Attention:       Joseph H. Harrison III

                         David P. Chameli

Email:             kit.harrison@crystal-clean.com

                         david.chameli@crystal-clean.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 S. Wacker Dr.

Chicago, IL 60606

Attention:        Ameer Ahmad

                         Ryan Ferris

Email:             aahmad@mayerbrown.com

                         rferris@mayerbrown.com

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each Party agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of Delaware. Each Party waives any right or interest in having the Laws of any other state, including specifically, state Law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.

11.8 Submission To Jurisdiction; Waiver of Jury Trial.

(a) Except as otherwise provided in Section 2.4 (which shall govern any dispute thereunder), each Party irrevocably agrees that any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby and thereby shall be brought and determined in the United States District Court for the District of Delaware (or, if subject matter jurisdiction in that court is not available, in the state courts of Delaware) (and each such Party shall not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts), and each Party hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8(b).

11.9 Amendments. Subject to applicable Law, this Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Parties.

11.10 Extension; Waiver. At any time prior to the Closing, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of any Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

11.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

11.12 Expenses. Except as otherwise expressly set forth in this Agreement, all fees, costs and expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses.

11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.15 Disclosure Schedule. The Disclosure Schedule shall be subject to the following terms and conditions: (a) any item disclosed in any particular part or section of the Disclosure Schedule shall be deemed to be disclosed in all parts or sections of the Disclosure Schedule notwithstanding the omission of a reference or cross reference thereto solely to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such part or section; (b) no disclosure of any matter contained in the Disclosure Schedule shall create an implication that such matter meets any standard of materiality (matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose); and (c) headings and introductory language have been inserted in the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

11.16 Specific Performance. The Parties agree that, if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other Parties, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that Buyer, on the one hand, and Seller, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement. No Party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is unenforceable, invalid, contrary to law or inequitable for any reason with respect to any breach of this Agreement on the basis that money damages would be a sufficient remedy for the applicable breach. Each Party hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate; and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The Parties further agree that: (i) by seeking the remedies provided for in this Section 11.16, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in all cases, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.16 are not available or otherwise are not granted; and (ii) nothing in this Section 11.16 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.16 prior or as a condition to exercising any termination right under Article X (or pursuing damages prior to or after such termination), nor shall the commencement of any Action pursuant to this Section 11.16 or anything set forth in this Section 11.16 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available then or thereafter.

11.17 Conflicts; Privileges.

(a) It is acknowledged by each Party that Seller has retained O’Melveny & Myers LLP (“OMM”) to act as counsel to Seller, the Company and the Company’s Subsidiaries in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated by this Agreement and that OMM has not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and that only Seller, the Company and the Company’s Subsidiaries have the status of clients of OMM for conflict of interest or any other purposes as a result thereof.

(b) Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) and Seller or any of Seller’s Affiliates (including, prior to the Closing, the Company and its Subsidiaries), OMM may represent Seller or any such Affiliate in such dispute, even though the interests of Seller or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries), and even though OMM may have represented the Company or any of its Subsidiaries in a manner substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or any of its Subsidiaries.

(c) Buyer hereby waives, on behalf of itself and each of its Affiliates (including, after the Closing, the Company and its Subsidiaries): (i) any claim that it has or may have that OMM has a conflict in interest in connection with or is otherwise prohibited from engaging in such representations; and (ii) agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) and Seller or any Affiliate of Seller or OMM may represent any such party in such dispute, even though the interest of any such party may be directly adverse to Buyer or any of its Affiliates (including the Company or any of its Subsidiaries), and even though OMM may have represented the Company or any of its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or any of its Subsidiaries.

(d) Buyer, on behalf of itself and each of its Affiliates (including, after the Closing, the Company and its Subsidiaries) further agrees that, as to all communications among OMM, Seller, the Company and its Subsidiaries that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer, the Company or any of its Subsidiaries.

(e) Notwithstanding any other provision in this Agreement, prior to the Closing, Seller shall be permitted to remove from the Company, its Subsidiaries and their respective Affiliates any email, document and other records containing attorney-client privileged information where the attorney-client privilege is held jointly between one (1) or more of the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates, on the other hand (“Jointly Privileged Information”). From and after the Closing, Buyer shall cause the Company and its Affiliates to provide to Seller copies (including electronic, digital or otherwise) of any Jointly Privileged Information that is inadvertently not removed prior to the Closing. Seller agrees that any email, document and other record temporarily removed for analysis to determine the presence of Jointly Privileged Information pursuant to the first sentence of this Section 11.17(e) shall be returned to the Company or its Subsidiaries promptly following the completion of such review if it is determined by Seller that such email, document or other record does not contain Jointly Privileged Information.

11.18 Non-Recourse; Release.

(a) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, subject to Article VIII, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, obligations, liabilities or causes of action arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, obligations, liabilities or causes of action against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b) Without limiting the foregoing and subject to the last sentence hereof, effective as of the Closing, Buyer, on behalf of itself, the Company, the Company’s Subsidiaries and each of its and their respective officers, directors, managers, members, partners, employees, agents, equityholders, Affiliates, and each of their respective successors and assigns (collectively, the “Buyer Releasors”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller and its past, present and future officers, directors, managers, members, partners, employees, equityholders, Affiliates, counsel and agents (each, a “Seller Releasee”) of, from and against any and all Actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which the Buyer Releasors ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to the Closing Date (the “Seller Released Claims”); provided, however, that the foregoing release shall not release, impair, relinquish, acquit or diminish, and the term “Seller Released Claims” shall not include, in any respect any rights of Buyer or the Company or its Subsidiaries under this Agreement, the Ancillary Agreements, or in connection with the transactions contemplated hereby and thereby. Buyer agrees not to, and agrees to cause the other Buyer Releasors not to, commence, institute or join in, or assist or encourage any third party in commencing, instituting or joining in, any Action of any kind whatsoever, in law or equity, or assert, or assist or encourage any third party in asserting, any claim, demand, action or cause of action, in each case against the Seller Releasees, or any of them, with respect to any Seller Released Claims.

(c) Without limiting the foregoing and subject to the last sentence hereof, effective as of the Closing, Seller, on behalf of itself, its Affiliates and each of its and their respective officers, directors, managers, members, partners, employees, agents, equityholders, Affiliates, and each of their respective successors and assigns (collectively, the “Seller Releasors”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by Law, Buyer, the Company and the Company’s Subsidiaries and their respective past, present and future officers, directors, managers, members, partners, employees, equityholders, Affiliates, counsel and agents (each, a “Buyer Releasee”) of, from and against any and all Actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which the Seller Releasors ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to the Closing Date (the “Buyer Released Claims”); provided, however, that the foregoing release shall not release, impair, relinquish, acquit or diminish, and the term “Buyer Released Claims” shall not include, in any respect any rights of Seller under this Agreement, the Ancillary Agreements, or in connection with the transactions contemplated hereby and thereby. Seller agrees not to, and agrees to cause the other Seller Releasors not to, commence, institute or join in, or assist or encourage any third party in commencing, instituting or joining in, any Action of any kind whatsoever, in law or equity, or assert, or assist or encourage any third party in asserting, any claim, demand, action or cause of action, in each case against the Buyer Releasees, or any of them, with respect to any Buyer Released Claims.

[Signature Page Follows]

IN WITNESS WHEREOF, the Party has executed this Stock Purchase Agreement on the date first above written.

BUYER:

HERITAGE-CRYSTAL CLEAN, LLC

By:	/s/ Mark DeVita
Name:	Mark DeVita
Title:	Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Party has executed this Stock Purchase Agreement on the date first above written.

SELLER:

CHANNEL PES ACQUISITION CO., LLC

By:	/s/ Cary Meadow
Name:	Cary Meadow
Title:	Manager

[Signature Page to Stock Purchase Agreement]

Exhibit A

Example Calculation

(see attached)

Exhibit A

Exhibit B

R&W Policy

(see attached)

Exhibit B

Exhibit C

Accounting Principles

(see attached)

Exhibit C

Exhibit D

Form of Escrow Agreement

(see attached)

Exhibit D

Exhibit E

Form of Resignation Letter

(see attached)